                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          VERITAS SOFTWARE CORPORATION

                              ARGON MERGER SUB LTD.

                                       AND

                         PRECISE SOFTWARE SOLUTIONS LTD.

                          DATED AS OF DECEMBER 19, 2002

                                TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                    ----
ARTICLE I THE MERGER..................................................................................................2
         1.1      The Merger..........................................................................................2
         1.2      Closing Date........................................................................................2
         1.3      Effective Time......................................................................................2
         1.4      Effect on Capital Stock.............................................................................2
         1.5      Surrender of Certificates...........................................................................6
         1.6      Company's Transfer Books Closed; No Further Ownership Rights in Company Shares......................8
         1.7      Lost, Stolen, Destroyed or Unissued Certificates....................................................8
         1.8      Taking of Necessary Action; Further Action..........................................................9

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY..................................................................9
         2.1      Organization and Qualification; Subsidiaries........................................................9
         2.2      Memorandum of Association; Articles of Association..................................................9
         2.3      Capitalization.....................................................................................10
         2.4      Authority Relative to this Agreement...............................................................12
         2.5      No Conflict; Required Filings and Consents.........................................................12
         2.6      Compliance with Laws; Environmental Matters; Permits...............................................14
         2.7      SEC Filings; Financial Statements..................................................................15
         2.8      No Undisclosed Liabilities.........................................................................16
         2.9      Absence of Certain Changes or Events...............................................................16
         2.10     Absence of Litigation..............................................................................17
         2.11     Employee Matters and Benefit Plans.................................................................17
         2.12     Registration Statement; Prospectus/Proxy Statement.................................................23
         2.13     Restrictions on Business Activities................................................................24
         2.14     Property...........................................................................................24
         2.15     Taxes..............................................................................................24
         2.16     Brokers............................................................................................27
         2.17     Intellectual Property..............................................................................27
         2.18     Contracts..........................................................................................34
         2.19     Opinion of Financial Advisor.......................................................................36
         2.20     Insurance..........................................................................................36
         2.21     Board Approval.....................................................................................36
         2.22     Inapplicability of Certain Statutes................................................................36
         2.23     Grants, Incentives and Subsidies...................................................................36
         2.24     Encryption and Other Restricted Technology.........................................................37

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..................................................37
         3.1      Organization and Qualification.....................................................................37
         3.2      Certificate of Incorporation and Bylaws; Articles of Association...................................38
         3.3      Capitalization.....................................................................................38

                                TABLE OF CONTENTS
                                  (continued)

                                                                                                                    PAGE
                                                                                                                    ----
         3.4      Authority Relative to this Agreement...............................................................38
         3.5      No Conflict; Required Filings and Consents.........................................................38
         3.6      Financing..........................................................................................39
         3.7      Issuance of Parent Common Stock....................................................................39
         3.8      SEC Filings; Financial Statements..................................................................39
         3.9      Registration Statement; Prospectus/Proxy Statement.................................................40
         3.10     Absence of Certain Changes or Events...............................................................41
         3.11     Company Share Ownership............................................................................41
         3.12     Brokers............................................................................................41
         3.13     Merger Sub Board Approval..........................................................................41

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME.......................................................................41
         4.1      Conduct of Business by Company.....................................................................41

ARTICLE V ADDITIONAL AGREEMENTS......................................................................................45
         5.1      Prospectus/Proxy Statement; Registration Statement.................................................45
         5.2      Merger Proposal....................................................................................46
         5.3      Company General Meeting............................................................................47
         5.4      Merger Sub General Meeting.........................................................................49
         5.5      Israeli Approvals..................................................................................49
         5.6      Confidentiality; Access to Information.............................................................52
         5.7      No Solicitation....................................................................................52
         5.8      Public Disclosure..................................................................................54
         5.9      Commercially Reasonable Efforts; Regulatory Filings................................................54
         5.10     Third Party Consents...............................................................................56
         5.11     Stock Options and Employee Benefits................................................................56
         5.12     Form S-8...........................................................................................58
         5.13     Notification.......................................................................................58
         5.14     Indemnification and Insurance......................................................................58
         5.15     Company Warrants...................................................................................59
         5.16     Listing of Parent Common Stock.....................................................................60
         5.17     Company Affiliates; Restrictive Legend.............................................................60
         5.18     Parent Guaranty of Merger Sub Obligations..........................................................60
         5.19     Alternative Structure..............................................................................60

ARTICLE VI CONDITIONS TO THE MERGER..................................................................................61
         6.1      Conditions to Obligations of Each Party to Effect the Merger.......................................61
         6.2      Additional Conditions to Obligations of Company....................................................62
         6.3      Additional Conditions to the Obligations of Parent and Merger Sub..................................62

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER........................................................................63
         7.1      Termination........................................................................................63

                                TABLE OF CONTENTS
                                  (continued)

                                                                                                                    PAGE
                                                                                                                    ----
         7.2      Notice of Termination; Effect of Termination.......................................................66
         7.3      Fees and Expenses..................................................................................66
         7.4      Amendment..........................................................................................67
         7.5      Extension; Waiver..................................................................................67

ARTICLE VIII GENERAL PROVISIONS......................................................................................68
         8.1      Non-Survival of Representations and Warranties.....................................................68
         8.2      Notices............................................................................................68
         8.3      Interpretation; Knowledge..........................................................................70
         8.4      Counterparts.......................................................................................71
         8.5      Entire Agreement; Third Party Beneficiaries........................................................71
         8.6      Severability.......................................................................................71
         8.7      Other Remedies; Specific Performance...............................................................72
         8.8      Applicable Law.....................................................................................72
         8.9      Rules of Construction..............................................................................72
         8.10     Assignment.........................................................................................72
         8.11     Waiver of Jury Trial...............................................................................72

                                INDEX OF EXHIBITS

Exhibit A            Form of Voting Undertaking

Exhibit B            Form of Employment and Noncompetition Agreement

Exhibit C            Form of Company Affiliate Agreement

Exhibit D            Form of Director Resignation

Exhibit E            Form of Merger Proposal

Exhibit F            Form of Amendment to Company Articles of Association

Exhibit G            Form of New Indemnification Letter

                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is made and entered into as of December 19, 2002, among VERITAS Software Corporation, a Delaware corporation ("PARENT"), Argon Merger Sub Ltd., an Israeli company and an indirect wholly-owned subsidiary of Parent ("MERGER SUB"), and Precise Software Solutions Ltd., an Israeli company ("COMPANY").

                                    RECITALS

      A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Israeli Companies Law-5759-1999 (the "ISRAELI COMPANIES LAW"), Parent, Merger Sub and Company intend to effect the merger of Merger Sub with and into Company, pursuant to which Merger Sub will cease to exist and Company will become an indirect wholly-owned subsidiary of Parent.

      B. The Board of Directors of Company has unanimously: (i) determined that this Agreement, the Merger (as defined in Section 1.1) and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Company and its shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation (as defined in Section 1.1) will be unable to fulfill the obligations of Company to its creditors; (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (iii) determined to recommend that the shareholders of Company approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

      C. The Board of Directors of each of Parent and Merger Sub has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and the Board of Directors of Merger Sub has determined that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors.

      D. Concurrently with the execution of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement: (i) all directors and officers and certain principal shareholders of Company are entering into voting undertakings in substantially the form attached hereto as Exhibit A (the "VOTING UNDERTAKINGS"); (ii) certain individuals are entering into employment and noncompetition agreements in substantially the form attached hereto as Exhibit B (the "EMPLOYMENT AND NONCOMPETITION AGREEMENTS"); (iii) all directors, executive officers and certain shareholders of Company who may be deemed to be affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (as defined below) are entering into Company affiliate agreements in substantially the form attached hereto as Exhibit C (the "COMPANY AFFILIATE AGREEMENTS"); and (iv) all directors of Company and Precise Software Solutions, Inc. are executing resignation letters in substantially the form attached hereto as Exhibit D (the "DIRECTOR RESIGNATIONS").

      NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

      1.1 The Merger. At the Effective Time (as defined in Section 1.3) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Israeli Companies Law, Merger Sub (as the target company (Chevrat Yaad) in the Merger) shall be merged with and into Company (as the absorbing company (Chevra Koletet) in the Merger) in accordance with Sections 314 through 327 of the Israeli Companies Law (the "MERGER"), the separate corporate existence of Merger Sub shall cease and Company: (i) shall continue as the surviving corporation (sometimes referred to herein as the "SURVIVING CORPORATION"); and (ii) shall succeed to and assume all of the rights, properties and obligations of Merger Sub in accordance with the aforesaid sections of the Israeli Companies Law.

      1.2 Closing Date. Subject to the terms and conditions of this Agreement, the closing of the Merger and the other transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, USA, at a time AND on a date to be designated by the parties (the time and date upon which the Closing actually occurs being referred to herein as the "CLOSING DATE"), which shall be no later than the second business day after the later to occur of: (i) the satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions which by their terms are to be satisfied or waived as of the Closing) or (ii) the 71st day after the delivery of the Merger Proposal (as defined in Section 5.2) to the office of the Registrar of Companies of the State of Israel (the "COMPANIES REGISTRAR"), or at such other time, date and location as the parties hereto shall mutually agree.

      1.3 Effective Time. As soon as practicable on or after the Closing, Merger Sub shall, in coordination with Company, deliver (and Parent shall cause Merger Sub to deliver) to the Companies Registrar a notice (the "MERGER NOTICE") informing the Companies Registrar that the Merger was approved by the general shareholders meeting of Merger Sub. The Merger shall become effective ("EFFECTIVE TIME") upon the issuance by the Companies Registrar of a certificate evidencing the completion of the Merger in accordance with Section 323(5) of the Israeli Companies Law.

      1.4 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of any of the following securities, the following shall occur:

            (a) Conversion of Company Shares. Each Ordinary Share, NIS 0.03 par value per share, of Company (the "COMPANY SHARES") issued and outstanding immediately prior to the Effective Time, other than any Company Shares owned by any direct or indirect wholly-owned subsidiary of Company or any dormant shares of Company, shall automatically be converted into and represent solely the right to receive, at the election of the holder thereof, one of the following (the "PER SHARE MERGER CONSIDERATION"): (i) for each Company Share with respect to which an election to receive cash has been effectively made, and not revoked, pursuant to Section 1.4(b) (a "CASH ELECTION"), and for each Company Share with respect to which a Cash Election is deemed to have been made pursuant to Section 1.4(b), $16.50 in cash, subject to the provisions of Section 1.4(e) (the "PER SHARE CASH CONSIDERATION"); and (ii) for each Company Share with respect to which an election to receive a combination of cash and shares of common stock, $.001 par value per share, of Parent ("PARENT COMMON STOCK") has been effectively made, and not revoked, pursuant to Section 1.4(b) (a "MIXED ELECTION"), 0.2365 of a share of Parent Common Stock, subject to the provisions of Sections 1.4(e), 1.4(f) and 1.4(g), plus $12.375 in cash, subject to the provisions of Section 1.4(e) (the "PER SHARE MIXED CONSIDERATION"), in each case payable without interest to the holder of such Company Share upon surrender of the certificate representing such Company Share in the manner provided in Section 1.5 (or in the case of a lost, stolen, destroyed or unissued certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.7). Upon the issuance of any Parent Common Stock hereunder, and consistent with, pursuant to and subject to Parent's existing Rights Agreement, dated as of June 16, 1999 (as the same may be amended from time to time, the "RIGHTS AGREEMENT"), between Parent and Mellon Investor Services, L.L.C., as rights agent, one right issuable pursuant to the Rights Agreement or any other right issued in substitution therefor (a "RIGHT") shall be issued together with and shall attach to each share of Parent Common Stock issued pursuant to the terms and conditions of this Agreement, unless the Rights shall have expired or been redeemed prior to the Effective Time. As of the Effective Time, subject to Section 1.4(c) below, all of the Company Shares shall automatically be owned by Parent, and will be registered in its name in the shareholders registry of the Surviving Corporation.

            (b) Election of Per Share Merger Consideration.

                  (i) Each person who, on or prior to 5:00 p.m., New York City time, on the business day immediately preceding the Election Date (as defined below) is a record holder of Company Shares shall be entitled, with respect to all such holder's Company Shares, to make an unconditional Cash Election or an unconditional Mixed Election on the basis hereinafter set forth.

                  (ii) Parent shall prepare a form of election, which form shall include a letter of transmittal, declaration and instructions, each in substantially the form contemplated by Section 1.5(c), and shall be subject to the reasonable approval of Company (the "FORM OF ELECTION"). The Form of Election shall be mailed with the Prospectus/Proxy Statement (as defined in Section 2.12) to the record holders of Company Shares, as of the record date for the Company General Meeting (as defined in Section 5.3(a)), which Form of Election shall be used by each record holder of Company Shares who wishes to elect to receive the Per Share Cash Consideration or the Per Share Mixed Consideration for each of the Company Shares held by such holder. Company shall use reasonable efforts to make the Form of Election and the Prospectus/Proxy Statement available to all persons who become record holders of Company Shares during the period between such record date and 5:00 p.m., New York City time, on the business day immediately preceding the Election Date. Any such holder's election to receive the Per Share Cash Consideration or the Per Share

Mixed Consideration, as applicable, for each of the Company Shares held by such holder shall have been properly made only if the Paying Agent (as defined in Section 1.5(a)) shall have received at its designated office, by 5:00 p.m., New York City time, on the business day immediately preceding the date of the Company General Meeting (the "ELECTION DATE"), a Form of Election properly completed and signed and accompanied by Certificates (as defined in Section 1.5(c)) for the Company Shares to which such Form of Election relates, duly endorsed in blank or otherwise in a form acceptable for transfer on the books of Company (or accompanied by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election signed by a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program), provided such Certificates are in fact delivered to the Paying Agent within five Nasdaq (as defined in Section 1.4(f)) trading days after the Election Date. If the Company General Meeting is delayed to a subsequent date, the Election Date shall be similarly delayed and Parent will promptly announce such rescheduled Election Date. All Certificates so surrendered shall be subject to the payment and exchange procedures set forth in
Section 1.5 hereof. A holder of record of Company Shares who holds such Company Shares as a nominee, trustee or in another representative capacity (a "HOLDER REPRESENTATIVE") may submit multiple Forms of Election, provided that such Holder Representative certifies that each such Form of Election covers all the Company Shares held by such Holder Representative for a particular beneficial owner.

            (iii) Any Form of Election may be revoked, by the holder who submitted such Form of Election to the Paying Agent, only by written notice received by the Paying Agent (i) prior to 5:00 p.m., New York City time, on the Election Date, or (ii) after such time, if and only to the extent that the Paying Agent is legally required to permit revocations and only if the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall be automatically revoked after termination of this Agreement if the Paying Agent is notified in writing by Parent that this Agreement has been so terminated. If a Form of Election is revoked, unless the holder properly submits a new Form of Election prior to 5:00 p.m., New York City time, on the Election Date, the Certificate or Certificates (or guarantees of delivery, as appropriate) for the Company Shares to which such Form of Election relates shall be promptly returned without charge to the holder that submitted the same to the Paying Agent.

            (iv) The determination of Parent in its sole discretion, which it may delegate in whole or in part to the Paying Agent, shall be conclusive and binding as to whether or not elections to receive the Per Share Cash Consideration or the Per Share Mixed Consideration have been properly made or revoked pursuant to this Section 1.4(b) with respect to Company Shares and when elections and revocations were received by the Paying Agent. Parent shall have the discretion, which it may delegate in whole or in part to the Paying Agent, to disregard immaterial defects in Forms of Election. The decision of Parent (or the Paying Agent) in such matters, absent manifest error, shall be conclusive and binding so long as Parent has acted in good faith. Neither Parent nor the Paying Agent shall be under any obligation to notify any person of any defect in any Form of Election submitted to the Paying Agent. If (x) no Form of Election is received with respect to Company Shares, or (y) Parent determines in its sole discretion and acting in good faith, which it may delegate in whole or in part to the Paying Agent, that any election to receive the Per Share Mixed Consideration was not properly made with respect to Company Shares, the holder of such Company Shares shall be treated by the Paying Agent as having submitted a Cash Election with respect to such Company Shares, and each of such Company Shares shall be converted at the Effective Time into the right to receive the Per Share Cash Consideration.

                  (v) The Paying Agent may, with the mutual agreement of Parent and Company, make such rules as are consistent with this Section 1.4 for the implementation of the elections provided for herein as shall be necessary or desirable to effect such elections fully.

            (c) Dormant Shares; Subsidiary-Owned Stock. At the Effective Time, each Company Share that is a dormant share or owned by any direct or indirect wholly-owned subsidiary of Company immediately prior to the Effective Time shall remain outstanding, shall not be converted under Section 1.4(a) and no Per Share Merger Consideration shall be delivered with respect thereto.

            (d) Stock Options; Warrants; Employee Stock Purchase Plan. At the Effective Time, all options to purchase Company Shares then outstanding under Company's 1995 Share Option and Incentive Plan, Amended and Restated 1998 Share Option and Incentive Plan, and Stock Option Plan (f/k/a the Savant Corporation Stock Option Plan) (in the case of each such plan, both in their original form and as they may have been amended and/or restated prior to the date hereof) (collectively, the "COMPANY OPTION PLANS"), and under any agreement with Company described in Section 2.3 of the Company Disclosure Schedule, in each case, whether vested or unvested, and the Company Option Plans themselves, shall be assumed by Parent in accordance with Section 5.11. At the Effective Time, all warrants to purchase Company Shares then outstanding shall be assumed by Parent in accordance with Section 5.15. Purchase rights outstanding under Company's 2000 Employee Share Purchase Plan (the "ESPP") shall be treated as set forth in
Section 5.11.

            (e) Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Shares occurring on or after the date hereof and prior to the Effective Time.

            (f) No Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of Company Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that would otherwise be received by such holder) shall, upon surrender of such holder's Certificates receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the five (5) most recent trading days that Parent Common Stock has traded ending on the trading day ending immediately prior to the Effective Time, as reported on The Nasdaq Stock Market ("NASDAQ").

            (g) Israeli Holders. Unless the Israeli Securities Election Exemption (as defined in Section 5.5(d)) is obtained prior to the date that the Prospectus/Proxy Statement is mailed to holders of Company Shares, each Israeli Holder who has effectively made and not revoked a Mixed Election with respect to Company Shares shall not be entitled to receive the Parent Common Stock included in the Per Share Mixed Consideration, and at the Effective Time each of such Company Shares shall be converted into and represent solely the right to receive, an amount in cash equal to the sum of (x) $12.375, plus (y) the amount obtained by multiplying 0.2365 by the closing sale price of one share of Parent Common Stock on the trading day immediately prior to the Effective Time as reported on Nasdaq. For purposes of this Agreement, the term "ISRAELI HOLDER" shall mean a holder of Company Shares: (i) who has provided the Company or the broker through which such holder holds its Company Shares with an address in the State of Israel for the purpose of sending notices; or (ii) whose center of vital interests (as evidenced by family, economic and social ties) is in Israel.

      1.5 Surrender of Certificates.

            (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to Company to act as the paying and exchange agent (the "PAYING AGENT") in the Merger to receive the funds and shares of Parent Common Stock, if any, to which holders of such Company Shares shall become entitled pursuant to Section 1.4.

            (b) Parent to Provide Per Share Merger Consideration. Promptly following the Effective Time, (i) Parent shall deposit with the Paying Agent, for exchange in accordance with this Article I, the shares of Parent Common Stock, if any, issuable pursuant to Section 1.4 in exchange for outstanding Company Shares, and (ii) Parent shall deliver or shall cause a U.S. bank or U.S. company to deliver such immediately available funds to the Paying Agent, as directed by the Paying Agent, to enable the Paying Agent to make prompt payment after the Effective Time pursuant to Section 1.5(c) of the funds payable and Parent Common Stock issuable to the holders of Company Shares who have properly delivered their Certificates to the Paying Agent prior to 5:00 p.m., New York City time on the Election Date or who have properly surrendered their Certificates after the Effective Time. In addition, Parent shall make available or shall cause a U.S. bank or U.S. company to make available from time to time, if and as necessary after the Effective Time, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.4(f) and for payment of any dividends or distributions to which holders of Company Shares may be entitled pursuant to Section 1.5(d). Such funds and shares of Parent Common Stock shall be held in trust by the Paying Agent for the benefit of the holders of Company Shares.

            (c) Payment and Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (each, a "CERTIFICATE" and collectively, the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding Company Shares, whose shares were converted into the right to receive the applicable Per Share Merger Consideration pursuant to Section 1.4 (other than those holders who had previously properly delivered their Certificates to the Paying Agent along with their Forms of Election): (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent), (ii) a declaration form in which the holder of record states whether the holder is a resident of Israel as defined in the Income Tax Ordinance of Israel [New Version], 1961, as amended (the "ORDINANCE") and whether the Company Shares held by such holder were held by such holder before the initial public offering of the Company and (iii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Per Share Merger Consideration. In the case of holders who prior to the Election Date properly delivered their Certificates to the Paying Agent along with their Forms of Election, such holders shall be entitled to receive in exchange therefor promptly after the Effective Time the applicable Per Share Merger consideration into which their Company Shares were converted at the Effective Time (rounded to the nearest whole cent after aggregating all Company Shares held by such holder). With respect to holders who did not so deliver their Certificates and Forms of Election, such holders shall be entitled to receive, upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal and such declaration form, duly completed and validly executed in accordance with the instructions thereto, the applicable Per Share Merger Consideration into which their Company Shares were converted at the Effective Time (rounded to the nearest whole cent after aggregating all Company Shares held by such holder), and the Certificates so surrendered shall forthwith be canceled. No interest shall accrue or be paid on the amounts payable pursuant to
Section 1.4 upon the surrender of any Certificate for the benefit of the holder of such Certificate. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time for all corporate purposes to evidence only the ownership of the right to receive the applicable Per Share Merger Consideration into which such Company Shares shall have been so converted and, if applicable, an amount of cash in lieu of the issuance of any fractional shares in accordance with Section 1.4(f) and any dividends or distributions payable pursuant to Section 1.5(d).

            (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to any shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Paying Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.4(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

            (e) Transfers of Ownership. If the payment of the amounts payable pursuant to Section 1.4 is to be made to, or if shares of Parent Common Stock issuable pursuant to Section 1.4 are to be issued in the name of, a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition of the payment or issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such payment or issuance will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of the amount specified in Section 1.4 to, or the issuance of the shares of Parent Common Stock specified in Section 1.4 in the name of, a person other than the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

            (f) Withholding. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, including pursuant to Section 1.4(d) above, to any holder or former holder of Company Shares or Company Stock Options, such amounts as may be required to be deducted or withheld therefrom under the Code (as defined in Section 2.11(a)), the Ordinance, or under any provision of state, local, Israeli or other foreign law or any other applicable requirement, provided, however, that (i) in the event the Israeli Withholding Tax Ruling (as defined in Section 5.5(c)) is obtained, deduction and withholding of any amounts under the Ordinance or any other provision of Israeli law or requirement, if any, shall be made only in accordance with the provisions of the Israeli Withholding Tax Ruling; and (ii) in the event a Withholding Tax Extension (as defined in Section 5.5(c)) is obtained, the parties shall fully comply with the provisions of any such Withholding Tax Extension. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

            (g) No Liability. Notwithstanding anything to the contrary in this
Section 1.5, neither the Paying Agent nor any party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      1.6 Company's Transfer Books Closed; No Further Ownership Rights in Company Shares. At the Effective Time: (i) the share transfer books of Company shall be deemed closed, and no transfer of any Company Shares or any Certificates in respect thereof shall thereafter be made or consummated; and
(ii) all holders of Company Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of Company, other than the right to receive the Per Share Merger Consideration. No further transfer of any such Company Shares shall be made on such share transfer books after the Effective Time. If, after the Effective Time, a valid Certificate is presented to the Paying Agent or to the Surviving Corporation or Parent, such Certificate shall be canceled and shall be exchanged as provided in this Article
I. The applicable Per Share Merger Consideration issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares.

      1.7 Lost, Stolen, Destroyed or Unissued Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, or were never issued, the Paying Agent shall pay such amounts and, if applicable, issue such shares of Parent Common Stock, if any, specified in Section 1.4, in exchange for such lost, stolen, destroyed, or unissued Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent and the Paying Agent may, in their sole discretion and as a condition precedent to such payment or issuance, require the owner of such lost, stolen, destroyed or unissued Certificates to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen, destroyed or unissued.

      1.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of the Surviving Corporation will take all such lawful and necessary action.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

      Company hereby represents and warrants to Parent and Merger Sub, as of the date hereof, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule supplied by Company to Parent, dated as of the date hereof and certified by a duly authorized officer of Company (the "COMPANY DISCLOSURE SCHEDULE"), as follows:

      2.1 Organization and Qualification; Subsidiaries.

            (a) Each of Company and its subsidiaries is a corporation duly organized and validly existing and, where applicable, in good standing, under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and, where applicable is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

            (b) Section 2.1(b) of the Company Disclosure Schedule lists each of Company's subsidiaries as of the date hereof, the jurisdiction of incorporation of each such subsidiary, and Company's equity interest therein. Except as set forth in Section 2.1(b) of the Company Disclosure Schedule, neither Company nor any of its subsidiaries has agreed, is obligated to make, or is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, benefit plan, obligation, commitment or undertaking of any nature (a "CONTRACT") under which it may become obligated to make any future investment in, or capital contribution to, any other entity. Except as set forth in Section 2.1(b) of the Company Disclosure Schedule, neither Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any person.

      2.2 Memorandum of Association; Articles of Association. Company has previously furnished to Parent a complete and correct copy of its Memorandum of Association and Articles of Association as amended to the date of this Agreement (together, the "COMPANY CHARTER

DOCUMENTS") and a complete and correct copy of the equivalent organizational documents of Precise Software Solutions, Inc. Such Company Charter Documents and equivalent organizational documents of each of Company's subsidiaries are in full force and effect. Company is not in violation of any of the provisions of Company Charter Documents, and no subsidiary of Company is in violation of its equivalent organizational documents.

      2.3 Capitalization.

            (a) The registered (authorized) share capital of Company consists of 70,000,000 Ordinary Shares, NIS 0.03 par value per share. The Company has no class of share capital authorized other than Company Shares. As of the close of business on December 18, 2002, (i) 29,819,727 Company Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable;
(ii) except as set forth in Section 2.3 of the Company Disclosure Schedule, no Company Shares were dormant shares and no shares were held in treasury by Company or by subsidiaries of Company; provided, that if Section 2.3 of the Company Disclosure Schedule sets forth any shares as being held by a subsidiary of Company, such shares are held by Precise Software Solutions, Inc.; (iii) 520,989 Company Shares were available for future issuance pursuant to Company's ESPP; (iv) 539,832 Company Shares were reserved for issuance under Company's 1995 Share Option and Incentive Plan, of which 57,406 were subject to outstanding options to purchase Company Shares and no Company Shares were available for future options grants; (v) 10,993,168 Company Shares were reserved for issuance under Company's Amended and Restated 1998 Share Option and Incentive Plan, of which 7,884,670 were subject to outstanding options to purchase Company Shares and 593,504 were available for future options grants;
(vi) 16,882 Company Shares were reserved for issuance upon the exercise of outstanding options to purchase Company Shares under the Stock Option Plan (f/k/a the Savant Corporation Stock Option Plan); (vii) no Company Shares were reserved for issuance upon the exercise of certain stock options not issued under Company Option Plans as set forth in Section 2.3 of the Company Disclosure Schedule; and (viii) 15,965 Company Shares were reserved for issuance upon the exercise of certain warrants to purchase Company Shares as set forth in Section
2.3 of the Company Disclosure Schedule ("COMPANY WARRANTS"). Other than as described in the preceding sentence and except as set forth in Section 2.3 of the Company Disclosure Schedule, as of the close of business on December 18, 2002, Company had no other securities authorized, reserved for issuance, issued or outstanding. Except as set forth in Section 2.3 of the Company Disclosure Schedule, there are no commitments, agreements or understandings of any character to which Company is bound obligating Company to accelerate the vesting of any Company Stock Option (as defined in Section 5.11) as a result of the Merger.

            (b) Section 2.3 of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Option outstanding as of the close of business on December 18, 2002: (i) the name and address of the optionee; (ii) the particular plan, if applicable, pursuant to which such Company Stock Option was granted, (iii) the number of Company Shares subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option;
(v) the date on which such Company Stock Option was granted; (vi) the applicable vesting schedule, including the vesting commencement date; (vii) the date on which such Company Stock Option expires; (viii) whether the vesting or exercisability of such Company Stock Option will be accelerated in any way by the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), and the extent of any such acceleration; and (ix) whether, as of the close of business on December 18, 2002, the optionee was employed by Company, and if not so employed, the date of termination and expiration of such Company Stock Option. Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. All Company Shares subject to issuance as aforesaid have been duly authorized and, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be validly issued, fully paid and nonassessable. Company has not issued any Company Shares which are unvested or subject to any repurchase option in favor of Company. All outstanding Company Shares, all outstanding Company Stock Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted (i) in compliance with all applicable securities laws and other applicable Legal Requirements (as defined below) and
(ii) in material compliance with all applicable requirements set forth in Contracts. For the purposes of this Agreement, "LEGAL REQUIREMENTS" means any Israeli or U.S. federal or state law, or material local or municipal law, or foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.5(b)).

            (c) Except for (i) securities that Company owns, directly or indirectly through one or more subsidiaries, free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restrictions of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), ("LIENS"), other than Liens for Taxes not yet due and payable, and (ii) shares of capital stock or other similar ownership interests of subsidiaries of Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect Company's control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in this Section 2.3 or Section 2.3 of the Company Disclosure Schedule, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by this Agreement or as set forth in Section 2.3 of the Company Disclosure Schedule, there are no registration rights and there is, except for the Voting Undertakings, no voting trust, proxy, rights plan, antitakeover plan or other similar agreement or understanding to which Company or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Shareholders of Company will not be entitled to statutory dissenters' rights in connection with the Merger.

            (d) Company's shares are not listed for trading on the Tel Aviv Stock Exchange, or on any other foreign or domestic stock exchange other than Nasdaq, nor has Company applied to list its shares on any such stock exchange.

      2.4 Authority Relative to this Agreement. Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of the shareholders of Company to this Agreement, the Merger and the other transactions contemplated by this Agreement, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement by the Required Company Shareholder Vote (as hereinafter defined)). This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal and binding obligation of Company, enforceable against Company in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors' rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Subject to the provisions of Section 320(c) of the Israeli Companies Law, the affirmative vote of 75% (seventy-five percent) of the voting shares of Company present and voting at the Company General Meeting (as defined below) at which a quorum is present is a sufficient vote of the holders of any Company Shares necessary to approve the Merger (the "REQUIRED COMPANY SHAREHOLDER VOTE"). The quorum required for the Company General Meeting is shareholders holding collectively at least one-third of the issued share capital of Company (present in person or by proxy). No statutory vote of: (i) any creditor of Company, (ii) any holder of any option or warrant granted by Company; or (iii) any shareholder of any of Company's subsidiaries is necessary in order to approve this Agreement, or to approve or permit the consummation of the Merger and the other transactions contemplated by this Agreement.

      2.5 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not: (i) conflict with or violate Company Charter

Documents or the equivalent organizational documents of any of Company's subsidiaries; (ii) subject to obtaining the Required Company Shareholder Vote and compliance with the requirements set forth in Section 2.5(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected; or (iii) except for those Contracts set forth in Section 2.5(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Company or any of its subsidiaries pursuant to, any material Contract to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not in the case of clauses (ii) or (iii), individually or in the aggregate: (A) reasonably be expected to have a Material Adverse Effect on Company or (B) prevent or materially delay consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

            (b) Other than with respect to procedures under the Israeli Companies Law, the execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "GOVERNMENTAL ENTITY") with respect to the Company or its subsidiaries, except: (i) for: (A) compliance with applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and state securities laws ("BLUE SKY LAWS"); (B) compliance with the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and under the comparable competition foreign laws that the parties reasonably determine to apply; (C) consent of the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry ("OCS") to the change in ownership of Company to be effected by the Merger (the "OCS APPROVAL"); (D) approval of the Israeli Commissioner of Restrictive Trade Practices pursuant to the Restrictive Trade Practices Act, 1988 (the "RTPA"); (E) filings with, and approval by, the Investment Center of the Israeli Ministry of Trade & Industry (the "INVESTMENT CENTER") of the change in ownership of Company to be effected by the Merger (the "INVESTMENT CENTER APPROVAL"); (F) compliance with the rules and regulations of Nasdaq; (G) obtaining the Israeli Income Tax Ruling and the Israeli Withholding Tax Ruling (each as defined in Section 5.5(c)) (which shall not be a condition precedent to its obligation to effect the Merger); (H) obtaining the Israeli Securities Exemptions (as defined in Section 5.5(d)) (which, in the case of the Israeli Securities Election Exemption (as defined in Section 5.5(d)), shall not be a condition precedent to its obligation to effect the Merger); and (I) other filings and recordation as required by Governmental Entities other than those in the United States or Israel; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications: (A) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or, after the Effective Time, Parent, or (B) would not prevent or materially delay consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

      2.6 Compliance with Laws; Environmental Matters; Permits.

            (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

                  (i) "HAZARDOUS MATERIAL" is any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

                  (ii) "ENVIRONMENTAL LAWS" are all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material or any Hazardous Material activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other Governmental Entities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date.

            (b) Compliance with Laws. Neither Company nor any of its subsidiaries is in conflict with, or in default or violation of, any law (including Environmental Laws and the Foreign Corrupt Practices Act of 1977, as amended), rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause Company to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to the knowledge of Company, threatened against Company or its subsidiaries, nor has any Governmental Entity indicated to Company an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of material property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries.

            (c) Environmental Matters. Company has not disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased at any time by Company, or at any other property, or exposed any employee or other individual to any Hazardous Materials or any workplace or environmental condition in such a manner as would result in any liability or clean-up obligation of any kind or nature to Company except for such liability or clean-up obligation as would not be reasonably expected to have a Material Adverse Effect. To the knowledge of Company, (i) no Hazardous Materials are present in, on, or under any properties owned, leased or used at any time by Company, and (ii) no reasonable likelihood exists that any Hazardous Materials will come to be present in, on, or under any properties owned, leased or used at any time by Company, in each case so as to give rise to any liability or clean-up obligation under any

Environmental Laws except for such liability or clean-up obligation as would not be reasonably expected to have a Material Adverse Effect.

            (d) Approvals. Company and its subsidiaries hold all franchises, grants, permits, licenses, variances, easements, consents, certificates, exemptions, orders and approvals and other authorizations from Governmental Entities ("APPROVALS") which are (i) material to the operation of the business of Company and its subsidiaries taken as a whole and (ii) necessary to own, lease and operate the properties Company and its subsidiaries purport to own, operate or lease except in the case of clause (ii) where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. Company and its subsidiaries have been and are in compliance in all material respects with the terms of such Approvals and any conditions placed thereon.

      2.7 SEC Filings; Financial Statements.

            (a) Company has made and will make available to Parent a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the Securities and Exchange Commission ("SEC") since the filing of Company's Registration Statement on Form F-1 (the "COMPANY SEC REPORTS"), which are all the forms, reports and documents required to be filed by Company with the SEC since such time. The Company SEC Reports:
(i) were and will be prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder; and (ii) did not and will not at the time of filing thereof (and if any Company SEC Report filed prior to the date of this Agreement was amended or superseded by a filing prior to the date of this Agreement then also on the date of filing of such amendment or superseded filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any reports or other documents with the SEC.

            (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in Company SEC Reports (including any Company SEC Report filed after the date of this Agreement): (i) complied and will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing; (ii) was and will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, may not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Company and its consolidated subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal adjustments which were not or are not expected to be material in amount); and (iii) fairly presents in all material respects Company's revenue recognition policies.

            (c) Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

            (d) Company has furnished to Parent monthly unaudited consolidated balance sheets, income statements and statements of cash flows for the two-month period ended November 30, 2002, and such monthly financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present in all material respects the financial position of Company as of and for the two-month period then ended.

            (e) Company recognizes revenue in accordance with Statement of Position (SOP) 97-2, "Software Revenue Recognition," as amended, and SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions." Company's revenue recognition is and has been in compliance with all rules, regulations and statements of the SEC with respect thereto.

      2.8 No Undisclosed Liabilities. Neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed in a Company SEC Report or on a consolidated balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP and the Exchange Act and the rules and regulations of the SEC promulgated thereunder which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of Company and its subsidiaries taken as a whole, except: (i) liabilities provided for in Company's balance sheet as of September 30, 2002 set forth in Company SEC Reports (or in the notes thereto) as of the date hereof;
(ii) liabilities incurred since September 30, 2002 in the ordinary course of business that the Company would have been permitted to incur under Section 4.1, none of which is material to the business, results of operations or financial condition of Company and its subsidiaries, taken as a whole; and (iii) liabilities permitted to be incurred under this Agreement in accordance with
Section 4.1.

      2.9 Absence of Certain Changes or Events. Since December 31, 2001 to the date hereof, there has not been: (i) any Material Adverse Effect on Company;
(ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock; (iv) any granting by Company or any of its subsidiaries of any increase in compensation or benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby; (v) entry by Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.17) other than licenses in the ordinary course of business with terms and conditions consistent with past practice; or (vi) entry by Company or any of its subsidiaries into any amendment or consent with respect to any licensing agreement which has been filed or is required to be filed by Company with the SEC; (vii) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (viii) any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable; (ix) any sale of assets of Company other than in the ordinary course of business consistent with past practice; or (x) any Tax election or accounting method change inconsistent with past practice, agreement to pay, settlement or compromise of any material Tax liability or extension or waiver of any limitation period with respect to Taxes, or request or negotiation for or receipt of any Tax rulings.

          2.10 Absence of Litigation. Except as specifically disclosed in Company SEC Reports as of the date hereof or in Section 2.10 of the Company Disclosure Schedule, there are no claims, actions, suits or proceedings pending or, to the knowledge of Company, threatened (or, to the knowledge of Company, any governmental or regulatory investigation pending or threatened) against Company or any of its subsidiaries or any properties or rights of Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign except for such claims, actions, suits or proceedings arising in the ordinary course of business that are not material to the Company and its subsidiaries, taken as a whole.

          2.11 Employee Matters and Benefit Plans.

                  (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

                          (i) "COBRA" shall mean the Consolidated Omnibus Budget
Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA;

                          (ii) "CODE" shall mean the Internal Revenue Code of
1986, as amended;

                          (iii) "COMPANY EMPLOYEE PLAN" shall mean any plan,
program, policy, practice, contract, agreement or other arrangement, other than an Employment Agreement, providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which Company or any ERISA Affiliate has or may have any liability or obligation including each International Employee Plan;

                          (iv) "DOL" shall mean the Department of Labor;

                          (v) "EMPLOYEE" shall mean any current or former or
retired employee, consultant or director of Company or any ERISA Affiliate;

                          (vi) "EMPLOYMENT AGREEMENT" shall mean each
management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract between Company or any ERISA Affiliate and any Employee;

                          (vii) "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended;

                          (viii) "ERISA AFFILIATE" shall mean any subsidiary of
Company or other person or entity under common control with Company or any subsidiary of Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

                          (ix) "FMLA" shall mean the Family Medical Leave Act of
1993, as amended;

                          (x) "INTERNATIONAL EMPLOYEE PLAN" shall mean each
Company Employee Plan and each government-mandated plan or program that has been adopted or maintained by Company or any ERISA Affiliate, whether informally or formally, or with respect to which Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States. For the avoidance of doubt, this shall include, in Israel, manager's insurance or other provident or pension funds which are not government-mandated but were set up to provide for Company's legal obligation to pay statutory severance pay (Pitzuay Piturim) under the Severance Pay Law 5723-1963;

                          (xi) "IRS" shall mean the Internal Revenue Service;

                          (xii) "MULTIEMPLOYER PLAN" shall mean any "Pension
Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                         (xiii) "PENSION PLAN" shall mean each Company Employee
Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

          (b) Schedule. Section 2.11(b) of the Company Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each Company Employee Plan other than legally-mandated plans, programs and arrangements, and each Employment Agreement. Company does not have any plan or commitment to establish any new Company Employee Plan or Employment Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employment Agreement. Except as set forth on
Section 2.11(b) of the Company Disclosure

Schedule, neither the Company nor any ERISA Affiliate is obligated to provide an Employee with any compensation or benefits pursuant to an agreement (for example, an acquisition agreement) with a former employer of such Employee.

          (c) Documents. Company has provided or made available to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan, other than legally-mandated plans, programs and arrangements and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan or any International Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all written communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company; (viii) all correspondence to or from any Governmental Entity relating to any Company Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years' discrimination tests for each Company Employee Plan; (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan; (xii) any licenses or permits held by Company which enable it to employ foreign employees or employees from "territories" currently administered by Israel; and (xiii) any pamphlet, booklet or other employee manual distributed to employees of Company which discuss Company Employee Plans.

          (d) Employee Plan Compliance. Except as set forth on Section 2.11(d) of the Company Disclosure Schedule, (i) Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan and Employment Agreement, and each Company Employee Plan and Employment Agreement has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iii) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated against any Company Employee Plan or Employment Agreement or against the assets of any Company Employee Plan, except for claims for benefits in the ordinary course; (iv) each Company Employee Plan and Employment Agreement can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to Parent, Company or any of its ERISA Affiliates (other than ordinary administration expenses); (v) there are no audits, inquiries or proceedings pending or, to the knowledge of Company or any ERISA Affiliates, threatened by the IRS, DOL or any other Governmental Entity with respect to any Company Employee Plan; and (vi) neither Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

          (e) Retirement Plans and Welfare Plans. Neither Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including, without limitation, any contingent liability) under any Multiemployer Plan, any Pension Plan subject to Title IV of ERISA or Section 412 of the Code, any multiple employer plan (as defined in ERISA or the Code), or any "funded welfare plan" within the meaning of Section 419 of the Code. Any Company Employee Plan intended to be qualified under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation, except to the extent that there is still a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to incorporate such provisions. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, to the knowledge of the Company, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. Except as set forth on
Section 2.11(e) of the Company Disclosure Schedule, no Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

          (f) No Post-Employment Obligations. Except as set forth in Section 2.11(f) of the Company Disclosure Schedule, no Company Employee Plan provides, or reflects or represents any liability to provide post-termination life, health or other welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and, to the knowledge of the Company, Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination life, health or other welfare benefits, except to the extent required by statute.

          (g) Effect of Transaction.

               (i) Except as set forth on Section 2.11(g) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust, loan or other agreement or arrangement that will or might result in any payment (whether of severance pay, "gross-up," or indemnity with respect to any "parachute payment" (as defined in subclause (ii) below) or similar payment or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

               (ii) Except as set forth on Section 2.11(g) of Company Disclosure Schedule, no payment or benefit which will or may be made by Company or its ERISA Affiliates with respect to any Employee will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

         (h) Employment Matters. Except as set forth in Section 2.11(h) of the Company Disclosure Schedule, Company: (i) is in material compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) is not liable for any arrears of wages or penalties with respect thereto; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth in
Section 2.11(h) of the Company Disclosure Schedule, as of the date hereof, to the Company's knowledge, there are no pending, threatened or reasonably anticipated claims or actions against Company under any worker's compensation policy or long-term disability policy. Except as set forth in Section 2.11(h) of the Company Disclosure Schedule, each current Employee who resides in the United States of America is an "at-will" employee whose employment can be terminated by the Company or an ERISA Affiliate at any time, with or without cause.

         (i) Labor. No work stoppage or labor strike against Company is pending, threatened or reasonably anticipated. Company does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in
Section 2.11(i) of the Company Disclosure Schedule, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 2.11(i) of Company Disclosure Schedule, Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

         (j) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

          (k) Israeli Employees. Solely with respect to Employees who reside or work in Israel ("ISRAELI EMPLOYEES"), except as set forth in Section 2.11(k) of the Company Disclosure Schedule: (i) Company is not a party to any collective bargaining contract, collective labor agreement or other contract or arrangement with a labor union, trade union or other organization or body involving any of its Israeli Employees, or is otherwise required (under any legal requirement, under any contract or otherwise) to provide benefits or working conditions beyond the minimum benefits and working conditions required by law to be provided pursuant to rules and regulation of the Histadrut (General Federation of Labor), the Coordinating Bureau of Economic Organization and the Industrialists' Association. Company has not recognized or received a demand for recognition from any collective bargaining representative with respect to any of its Israeli Employees. Company does not have and is not subject to, and no Israeli Employee of Company benefits from, any extension order (tzavei harchava) or any contract or arrangement with respect to employment or termination thereof; (ii) all of the Israeli Employees are "at will" employees subject to the termination notice provisions included in employment agreements or applicable law; (iii) there is no Contract between Company and any of its Israeli Employees or directors that cannot be terminated by Company upon less than three months notice without giving rise to a claim for damages or compensation (except for statutory severance pay); (iv) Company's obligations to provide statutory severance pay to its Israeli Employees pursuant to the Severance Pay Law (5723-1963) are fully funded or accrued on the Company's financial statements and Company does not use the provisions of Section 14 of the Severance Pay Law with respect to such statutory severance pay; (v) except as set forth in Section 2.11(k) of the Company Disclosure Schedule, Company has no knowledge of any circumstance that could give rise to any valid claim by a current or former Israeli Employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled); (vi) all amounts that Company is legally or contractually required either (x) to deduct from its Israeli Employees' salaries or to transfer to such Israeli Employees' pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from their Israeli Employees' salaries and benefits and to pay to any Governmental Entity as required by the Ordinance and National Insurance Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid, and Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment; and (vii) Company is in compliance in all material respects with all applicable legal requirements and contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to its Israeli Employees, including but not limited to The Prior Notice to the Employee Law 2002, The Notice to Employee (Terms of Employment) Law 2002, the Prevention of Sexual Harassment Law (5758-1998), and The Employment by Human Resource Contractors Law 1996. All obligations of Company with respect to statutorily required severance payments to Israeli Employees have been fully satisfied or have been fully funded by contributions to appropriate insurance funds pursuant to the Severance Pay Law (5723-1963). Other than as set forth in Section 2.11(k) of the Company Disclosure Schedule:
(i) as of the date hereof, Company has not engaged any Israeli employees whose employment would require special licenses or permits, and (ii) there are no unwritten Company policies or customs which, by extension, could entitle Israeli Employees to benefits in addition to what they are entitled by law (including, by way of example but without limitation, unwritten customs concerning the payment of statutory severance pay when it is not legally required). Company has not engaged any consultants, sub-contractors or freelancers who, according to Israeli law, would be entitled to the rights of an employee vis a vis Company, including rights to severance pay, vacation, recuperation pay (dmei havaraa) and other employee-related statutory benefits. For purposes of this Agreement, the term "Israeli Employee" shall be construed to include consultants, sales agents and other independent contractors who spend (or spent) a majority of their working time in Israel on the business of Company or a subsidiary (each of whom shall be so identified in Section 2.11(k) of the Company Disclosure Schedule). In addition, Company has provided to Parent: (i) a correct and complete summary of the calculations concerning the components of the Israeli Employees' salaries, including any components which are not included in the basis for calculation of amounts set aside for purposes of statutory severance pay and pension; (ii) any and all agreements with human resource contractors, or with consultants, sub-contractors or freelancers; (iii) a summary of its policies, procedures and customs regarding termination of Israeli Employees; and (iv) a summary of any dues it pays to the Histadrut Labor Organization and whether Company participates in the expenses of any worker's committee (Va'ad Ovdim).

          2.12 Registration Statement; Prospectus/Proxy Statement. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including amendments or supplements thereto) (the "REGISTRATION STATEMENT") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Company for inclusion in the Prospectus/Proxy Statement to be filed by Parent and Company with the SEC as part of the Registration Statement pursuant to Section 5.1(a) hereof (the "PROSPECTUS/PROXY STATEMENT") will, at the date or dates mailed to the shareholders of Company, and at the time of Company General Meeting in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, and the Israeli Companies Law and the Israeli Securities Law, 1968, and the rules and regulations promulgated thereunder. If at any time prior to Company General Meeting, any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which should be set forth in an amendment to the Registration Statement or a supplement to the Prospectus/Proxy Statement, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained or incorporated by reference in the Registration Statement or Prospectus/Proxy Statement.

          2.13 Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree binding upon Company or its subsidiaries or to which Company or any of its subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries as currently conducted.

          2.14 Property. Neither Company nor any of its subsidiaries owns any material real property. Company and each of its subsidiaries have good and defensible title to, or in the case of leased properties and assets, valid leasehold interests in, all of their material properties and assets, free and clear of all Liens except: (a) Liens for Taxes not yet due and payable; and (b) such Liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. All leases pursuant to which Company or any of its subsidiaries lease from others material real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Company or any of its subsidiaries or, to Company's knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Company or subsidiary has not taken adequate steps to prevent such default from occurring). All of the equipment of Company and its subsidiaries which is in regular use and which is material to the business of Company and its subsidiaries has been maintained in good operating condition and repair, reasonable wear and tear excepted, except for such failures to be in good operating condition and repair that would not, either individually or in the aggregate, reasonably be expected to materially impact the operation of the business of the Company and its subsidiaries, taken as a whole.

          2.15 Taxes.

               (a) Definition of Taxes. For purposes of this Agreement, "TAX" or, collectively, "TAXES", means: (i) any and all United States, Israeli, federal, provincial, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, linkage for inflation, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under United States Treas. Reg. Section 1.1502-6 or any comparable provision of Israeli, foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or
(ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b) Tax Returns and Audits. Except as provided on Section 2.15 of the Company Disclosure Schedule:

               (i) Company and each of its subsidiaries has timely filed, taking into account properly obtained extensions of time to file, all United States, Israeli, federal, state, local and foreign returns, estimates, declarations, information statements and reports ("RETURNS") relating to Taxes required to be filed by Company and each of its subsidiaries with any Tax authority, and such Returns are true and correct in all material respects and have been completed in material accordance with applicable law. Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

               (ii) Company and each of its subsidiaries (A) has paid or accrued all Taxes it is required to pay or accrue and (B) has withheld from each payment or deemed payment made to its past or present employees, officers, directors and independent contractors, suppliers, creditors, stockholders or other third parties all material Taxes and other deductions required to be withheld and has, within the time and in the manner required by law, paid such withheld amounts to the proper governmental authorities.

               (iii) Neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company, nor has Company nor any of its subsidiaries executed any waiver of any statute of limitations on or extensions of the period for the assessment or collection of any Tax.

               (iv) No audit or other examination of any Return of Company or any of its subsidiaries is currently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination, nor is any taxing authority (including the Investment Center with respect to Company's status as an "Approved Enterprise" under Israel's Law for the Encouragement of Capital Investment, 1959) asserting, or to Company's knowledge, threatening to assert, against Company or any of its subsidiaries any claim for Taxes. There are no matters relating to material Taxes under discussion between any taxing authority and Company or any of its subsidiaries.

               (v) No material adjustment relating to any Returns filed by Company or any of its subsidiaries (and no claim by a taxing authority in a jurisdiction in which Company does not file Returns that Company or any of its subsidiaries may be subject to taxation by such jurisdiction) has been proposed, formally or, to Company's knowledge, informally, by any Tax authority to Company or any of its subsidiaries or, to Company's knowledge, any Company accountant, attorney or other advisor or representative thereof.

               (vi) Neither Company nor any of its subsidiaries has any liability for unpaid Taxes in excess of $100,000 (or the equivalent in other currencies) (whether or not shown to be due on any Return) which has not been accrued for or reserved on the most recent Company balance sheet in accordance with gaap, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the date of Company's most recent balance sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

               (vii) There is not any Contract, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible as an expense pursuant to Section 162(m) of the Code, nor has Company made any payment of any amount that would not be deductible as an expense pursuant to Section 404 of the Code.

               (viii) Neither Company nor any of its subsidiaries: (A) has ever been a member of an affiliated group filing a consolidated Return, except for the affiliated group, the parent of which is Precise Software Solutions, Inc.;
(B) has ever been a party to any Tax sharing or Tax allocation agreement, arrangement or understanding and does not owe any amount under any such agreement, other than this Agreement; (C) is liable for the Taxes of any other person under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, except for liability created as a result of being a member of the affiliated group, the parent of which is Precise Software Solutions, Inc.; and (D) is currently a party to any joint venture, partnership or other arrangement that could be treated as a partnership for income Tax purposes.

               (ix) There are no Liens on the assets of Company or any of its subsidiaries relating to or attributable to Taxes except for Liens for Taxes not yet due and payable.

               (x) Except as otherwise contemplated in this Agreement, neither Company nor any of its subsidiaries has requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority which would reasonably be expected to have an adverse effect on Company.

               (xi) Neither Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the
Code: (A) in the two years prior to the date of this Agreement or; (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

               (xii) To the knowledge of Company, it should qualify as an Industrial Company according to the meaning of that term in the Law for the Encouragement of Industry (Taxes), 1969, and the Company believes that after any applicable Tax holiday, Section 47(A1) of the Law Encouragement of Capital Investment, 1959 applies to the Company, considering its level of foreign investment. The Company also believes that as of the date hereof 90% or more of its shares are owned by non-Israeli residents. To the knowledge of Company, the consummation of the Merger will not have any adverse effect on such qualification as an Industrial Company.

               (xiii) Company and each of its subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement, approval or order of any government and, to the knowledge of Company, subject to receipt of the Investment Center Approvals and the other Approvals required herein, the consummation of the Merger will not have any adverse effect on the validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.


               (xiv) The Company Disclosure Schedule lists each material tax incentive granted to or enjoyed by Company and its subsidiaries under the laws of the State of Israel, the period for which such tax incentive applies, and the nature of such tax incentive. Company and its subsidiaries have complied with all material requirements of Israeli law to be entitled to claim all such incentives. To the knowledge of Company, subject to receipt of the Investment Center Approval and other Approvals required herein, consummation of the Merger will not adversely affect the continued qualification for the incentives or the terms or duration thereof or require any recapture of any previously claimed incentive, and no consent or approval of any Governmental Entity is required, other than as contemplated by the Disclosure Schedule, prior to the consummation of the Merger in order to preserve the entitlement of the Surviving Corporation or its subsidiaries to any such incentive.

               (xv) To Company's knowledge, there has been no indication from any Tax authority that the consummation of the Merger would adversely affect the Surviving Corporation's ability to set off for tax purposes in the future any and all losses accumulated by Company as of the Closing Date.

          2.16 Brokers. Except for fees and expenses payable to Goldman, Sachs & Co. ("GOLDMAN SACHS") pursuant to an Engagement Letter dated September 5, 2002, a true, correct and complete copy of which has been provided to Parent and which has not been amended or modified in any respect, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, including the Merger.

          2.17 Intellectual Property.

               (a) For the purposes of this Agreement, the following terms have the meanings set forth below:

                        "INTELLECTUAL PROPERTY" shall mean any or all of the following: (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, trade secrets and know how; (iv) databases, data compilations and collections and technical data;
(v) logos, trade names, trade dress, trademarks and service marks; (vi) domain names, web addresses and sites; (vii) tools, methods and processes and (viii) all instantiations of the foregoing in any form and embodied in any media.

                        "INTELLECTUAL PROPERTY RIGHTS" shall mean any and all worldwide, common law and/or statutory rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("PATENTS"); (ii) all trade secrets and other rights in know how and confidential or proprietary information; (iii) all copyrights, copyrights registrations and applications therefor, and mask works and mask work registrations and applications therefor, and all other rights corresponding thereto ("COPYRIGHTS"); (iv) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefore ("URLs"); all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith ("TRADEMARKS"); (v) all "moral" or economic rights of authors and inventors, however denominated throughout the world, and (vi) any similar, corresponding or equivalent rights to any of the foregoing.

                        "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property and Intellectual Property Rights, including Registered Intellectual Property Rights that are owned by or exclusively licensed to Company or any of its subsidiaries.

                        "REGISTERED INTELLECTUAL PROPERTY RIGHTS" shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; and (iv) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

                        "COMPANY PRODUCT" means any product or service offering of the Company or any of its subsidiaries being marketed, sold or licensed by Company or any of its subsidiaries.

          (b) Section 2.17(b) of the Company Disclosure Schedule lists all Registered Intellectual Property Rights owned or exclusively licensed by, or filed in the name of, or applied for by Company or any of its subsidiaries as of the date hereof (the "COMPANY REGISTERED INTELLECTUAL PROPERTY RIGHTS") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of Company Registered Intellectual Property Rights or Company Intellectual Property.

          (c) Company has no knowledge of any facts or circumstances that would render any Company Intellectual Property which are Intellectual Property Rights or Registered Intellectual Property Rights invalid or unenforceable or would adversely affect any pending application for any Company Registered Intellectual Property Right and neither Company nor any of its subsidiaries has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property Right.

          (d) Each material item of Company Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights. There are no actions that must be taken by Company or any of its subsidiaries within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the PTO office actions, documents, applications or certificates for the purposes of prosecuting, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property Rights. In each case in which Company or any of its subsidiaries has acquired ownership of any Intellectual Property from any person, Company or such subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Company or such subsidiary and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations with respect to Registered Intellectual Property Rights acquired by Company or any of its subsidiaries, Company or such subsidiary has recorded each such assignment with the relevant Governmental Entities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. Neither Company nor any of its subsidiaries has claimed a particular status, including "Small Business Status," in the application for any Intellectual Property Rights, which claim of status was at the time made inaccurate in any material respect.

          (e) All Company Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

          (f) Each material item of Company Intellectual Property, including all Company Registered Intellectual Property Rights listed in Section 2.17(b) of the Company Disclosure Schedule and all Intellectual Property licensed to Company or any of its subsidiaries on a non-exclusive basis, is free and clear of any Liens. Except as set forth in the Company Disclosure Schedule, Company or one or more of its subsidiaries is the exclusive owner, or has acquired the necessary licenses to use, of all material Trademarks used in connection with the operation or conduct of the business of Company, including the sale, distribution or provision of any Company Products by Company or any of its subsidiaries. Company or one or more of its subsidiaries is the exclusive owner of, or has acquired the appropriate licenses to use, all Copyrighted works that are included or incorporated into Company Products or which Company or any of its subsidiaries otherwise purports to own.

          (g) Company has not transferred ownership of or granted any exclusive license of or right to use or authorized the exclusive retention of any rights to use or joint ownership of any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person.

          (h) All Company Intellectual Property was created solely by either (i) employees of Company or one or more of its subsidiaries acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Company or one of its subsidiaries.

          (i) To the extent that any Company Intellectual Property has been developed or created independently or jointly by any person other than Company or any of its subsidiaries for which Company or such subsidiary has paid any consideration of any kind, Company or one or more of its subsidiaries has a written Contract with such person with respect thereto, and Company or one or more of its subsidiaries thereby has obtained ownership of, and is the exclusive owner of, all such Company Intellectual Property and associated Intellectual Property Rights by operation of law or by valid assignment.

          (j) Other than (i) inbound "shrink-wrap" and similar generally available commercial binary code end-user licenses and (ii) software licensed from third parties identified in Section 2.17(k) of the Company Disclosure Schedule, Company Intellectual Property constitutes all the material items of Intellectual Property and Intellectual Property Rights which, as of the date hereof, are used in and necessary to the conduct of the business of Company as it currently is conducted, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and services (including products, technology or services currently under development).

          (k) Other than: (i) inbound "shrink-wrap" and similar generally available commercial binary code end-user licenses and (ii) customer agreements entered into in the ordinary course of Company business, the Contracts listed in
Section 2.17(k) of the Company Disclosure Schedule include all Contracts to which Company or any of its subsidiaries is a party as of the date hereof with respect to any Intellectual Property and Intellectual Property Rights. Except as set forth in the Company Disclosure Schedule, all such Contracts are in full force and effect and the consummation of the transactions contemplated by this Agreement will not violate, trigger any right of any third party to obtain any source code from any escrow under, or result in the breach, modification, cancellation, termination or suspension of such Contracts. Company is not in breach of nor has Company failed to perform under, any of the foregoing contracts, licenses or agreements and, to Company's knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder. Except as set forth in the Company Disclosure Schedule, following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under such Contracts to the same extent Company would have been able to had the Merger not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay.

          (l) Except for inbound "shrink-wrap" and generally available commercial binary code end-user or enterprise licenses and except for technology in the public domain and as set forth in the Company Disclosure Schedule, all Intellectual Property used in and necessary to the conduct of Company's business as presently conducted (including, without limitation, the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of Company Products and any products, technology or services currently under development by Company or any of its subsidiaries) was created solely by: (i) employees of Company or one or more of its subsidiaries acting within the scope of their employment; (ii) third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Company or one or more of its subsidiaries or (iii) third parties who have granted to Company or one or more of its subsidiaries a perpetual license (sufficient for the conduct of Company's business as presently conducted and currently contemplated to be conducted by Company) to all such third party's Intellectual Property Rights in such Intellectual Property, and no third party owns or has any rights to any of Company Intellectual Property (other than non-exclusive license rights therein in connection with licensing Company Products in the ordinary course of Company business consistent with past practice).

          (m) Other than customer agreements entered into in the ordinary course of Company business consistent with past practice, Section 2.17(m) of the Company Disclosure Schedule lists all Contracts to which Company and any of its subsidiaries is a party as of the date hereof wherein or whereby Company or any of its subsidiaries has assumed any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by Company or any of its subsidiaries or such other person of the Intellectual Property Rights of any person other than Company or any of its subsidiaries.

          (n) There are no Contracts between Company or any of its subsidiaries and any other person with respect to Company Intellectual Property under which there is any material dispute as of the date hereof regarding the rights and obligations specified in such Contracts, or performance under such Contracts including with respect to any payments to be made or received by Company or any of its subsidiaries thereunder.

          (o) Company or one or more of its subsidiaries have the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software that are material to the operation of the business of Company or that are required to create, modify, compile, operate or support any software that is Company Intellectual Property or is incorporated into any Company Product.

          (p) Except as set forth in the Company Disclosure Schedule, no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property. To the knowledge of Company, no current or former employee, consultant or independent contractor of Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company.

          (q) Section 2.17(q) of the Company Disclosure Schedule lists all items of Company Intellectual Property as of the date hereof which were developed with funding provided by or are subject to restriction, constraint, control, supervision, or limitation imposed by the OCS or any other Governmental Entity or quasi-Governmental Entity. Except as set forth in Section 2.17(q) of the Company Disclosure Schedule, (i) all Company Intellectual Property is freely transferable, conveyable, and/or assignable by Company and/or Parent or Surviving Corporation to any entity located in any jurisdiction in the world without any restriction, constraint, control, supervision, or limitation whatsoever that could be imposed by the Israeli Office of the Chief Scientist (or any other similar governmental entity or quasi-governmental entity) and (ii) no restriction, constraint, control, supervision, or limitation whatsoever can be, or will be, imposed by the Israeli Office of the Chief Scientist (or any other Governmental Entity or quasi-Governmental Entity) on the place, method and scope of exploitation of any Company Intellectual Property (including the operation of the business of Company as it is currently conducted, including, without limitation, the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of Company Products and any products, technology a services currently under development by Company or any of its subsidiaries).

          (r) The operation of the business of Company as it currently is conducted (including, without limitation, the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of Company Products and any products, technology or services currently under development by Company or any of its subsidiaries), including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of Company does not, and will not when conducted by Parent and/or Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction. Company has not received notice from any person directing Company to review or consider the applicability of such person's Intellectual Property Rights to Company's business and/or Intellectual Property Rights (other than the person specified on Schedule 7.1(g)) or claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of Company infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Company have knowledge of any basis therefor).

          (s) To the knowledge of Company, no person is infringing or misappropriating any Company Intellectual Property.

          (t) Except as set forth in Section 2.17(t) of the Company Disclosure Schedule, no Company Intellectual Property Right is subject to any proceeding or outstanding decree, order, judgment, Contract or stipulation that restricts in any manner the use, transfer or licensing thereof by

Company or which would reasonably be expected to adversely affect the validity, use or enforceability of such Company Intellectual Property.

          (u) Company and its subsidiaries have taken commercially reasonable steps to protect Company's and its subsidiaries' rights in confidential information and trade secrets of Company and its subsidiaries or of other persons, to the extent required in connection with the disclosure of such confidential information or trade secrets to Company or any of its subsidiaries. Without limiting the foregoing, Company has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment Contracts substantially in one of the forms made available to Parent and all current and former employees, consultants and contractors of Company and its subsidiaries have executed such Contract. All employees of Company and its subsidiaries have entered into one or more valid and binding written Contracts with Company or one of its subsidiaries sufficient to vest title in Company or such subsidiary of all Intellectual Property, including all accompanying Intellectual Property Rights, created by such employee in the scope of his or her employment with Company or such subsidiary.

          (v) Neither this Agreement nor the Merger will result in: (i) Parent's or the Surviving Corporation's granting to any third party any right to or with respect to any Intellectual Property or Intellectual Property Right owned by, or licensed to, either of them; (ii) either Parent's or the Surviving Corporation's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses; or (iii) either Parent's or the Surviving Corporation's being contractually obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Surviving Corporation, respectively, prior to the Closing Date.

          (w) The information that was provided by the Company or any of its subsidiaries to Parent prior to the date of this Agreement with respect to the obligations or liabilities of the Company or any of its subsidiaries arising or resulting from the use of the material Intellectual Property or Intellectual Property Rights of any third party in any of the products of the Company or any of its subsidiaries currently marketed by, commercially available from, or under development by the Company or any of its subsidiaries, includes all material information as to the scope, terms and extent of all such obligations and liabilities and is true and complete in all material respects and neither the Company nor any of its subsidiaries has, prior to the date of this Agreement, omitted to state any material fact necessary in order to make such information not misleading.

          (x) Except as set forth in Section 2.17(x) of the Company Disclosure Schedule, neither Company nor any of its subsidiaries has disclosed or delivered to any party, or permitted the disclosure or delivery to any party of, any Company Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery by Company or any of its subsidiaries or any other party acting on Company's or any of its subsidiaries' behalf to any third party of any Company Source Code, except disclosure to escrow agents pursuant to escrow agent agreements described in Section 2.17(x) of the Company Disclosure Schedule. Section 2.17(x) of the Company Disclosure Schedule identifies each contract, agreement and instrument by and between Company, or any of its subsidiaries, and any escrow agents pursuant to which Company or any of its subsidiaries has deposited, or is or may be required to deposit, with an escrow holder or any other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 2.17(x), "COMPANY SOURCE CODE" means, collectively, any software or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any Company Product or any product or technology currently under development by Company or any of its subsidiaries.

          (y) Except as set forth in Section 2.17(y) of the Company Disclosure Schedule, no Public Software (as defined below): (i) forms part of the Company Intellectual Property; (ii) was or is used in connection with the development of any Company Intellectual Property; or (iii) was or is incorporated in whole or in part, or has been distributed, in whole or in part, in conjunction with any Company Intellectual Property or Company Product. With regard to any Public Software identified in Section 2.17(y) of the Company Disclosure Schedule, no such Public Software is software that is licensed pursuant to terms that: (a) require that other software used with or distributed with such software (the "LICENSEE'S SOFTWARE") or modifications a derivative works of the Public Software (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge or (b) grant, or purport to grant, to any third party any rights or immunities under the Licensee's intellectual property or proprietary rights in the Licensee Software any derivative work thereof. As used in this Section 2.17(y), "PUBLIC SOFTWARE" means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, but not limited to software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) The Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, (viii) the Apache License, (ix) the XML Soap Library, (x) MIT/X or (xi) the Thai Open License.

          2.18 Contracts. Except as set forth in Section 2.17 or 2.18 of the Company Disclosure Schedule, as of the date hereof neither Company nor any of its subsidiaries is a party to or is bound by any of the following Contracts (other than any such Contract which is no longer of any force or effect):

               (a) (i) any employment or consulting Contract with any Employee, or (ii) any service, operating or management Contract with respect to any of its facilities (whether leased or owned) other than, in the case of this clause
(ii), (A) those that are terminable by Company or any of its subsidiaries on no more than ninety (90) days' notice without liability or financial obligation to Company and (B) those that do not involve in excess of $100,000 being paid by the Company over the term thereof;

               (b) any Contract of indemnification or any guaranty other than any Contract of indemnification entered into in connection with the sale or license of products or services in the ordinary course of business;

               (c) any Contract containing any covenant limiting in any respect the right of Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

               (d) any Contract relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

               (e) any dealer, distributor, joint marketing or development Contract under which Company or any of its subsidiaries have continuing material obligations to jointly market any Company Product and which may not be canceled without penalty upon notice of ninety (90) days or less, or pursuant to which Company or any of its subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Company or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

               (f) any Contract to license any third party to manufacture, reproduce, sell or distribute any Company Products, except Contracts with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;


               (g) any Contract to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole;


               (h) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than trade payables incurred in the ordinary course of business;


               (i) any material settlement agreement under which Company has ongoing obligations; or

               (j) any other Contract involving in excess of $100,000 being paid by or to Company over the term thereof.

         Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to any Contract required to be disclosed in Section 2.17 or 2.18 of the Company Disclosure Schedule (any such contract, a "COMPANY CONTRACT"), is in material breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any Company Contract in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). Company has made available to Parent true and correct copies of any Contracts between Company and its top ten customers (based on revenues for the twelve months ended September 30, 2002).

          2.19 Opinion of Financial Advisor. The Company's financial advisor, Goldman Sachs, has delivered to the Board of Directors of Company an oral opinion, to be confirmed in writing, to the effect that, as of the date of such opinion, the aggregate merger consideration (as defined in such opinion) to be received by Company's shareholders is fair from a financial point of view to such shareholders.

          2.20 Insurance. Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its subsidiaries (collectively, the "INSURANCE POLICIES") which are of the type and in amounts customarily carried by persons conducting businesses similar to those of Company and its subsidiaries. There is no material claim by Company or any of its subsidiaries pending under any of the material Insurance Policies as to which coverage has been denied or disputed by the underwriters of such policies or bonds.

          2.21 Board Approval. The Board of Directors of Company has duly and unanimously: (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Company and its shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Company to its creditors; (b) approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (c) determined to recommend that the shareholders of Company approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

          2.22 Inapplicability of Certain Statutes. Other than the Israeli Companies Law and other than competition statutes, Company is not subject to any business combination, control share acquisition, fair price or similar statute that applies to the Merger or any other transaction contemplated by this Agreement.

          2.23 Grants, Incentives and Subsidies. Section 2.23 of the Company Disclosure Schedule provides a complete list, as of the date hereof, of all pending and outstanding grants, incentives, exemptions and subsidies (collectively, "GRANTS") from the Government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, granted to Company, including, without limitation, (i) grant of Approved Enterprise Status from the Investment Center and grants from OCS. Company has made available to Parent, prior to the date hereof, correct copies of all documents evidencing Grants submitted by Company and of all letters of approval, certificates of completion, and supplements and amendments thereto, granted to Company, and all material correspondence related thereto. Section 2.23 of the Company Disclosure Schedule lists, as of the date hereof: (a) all material undertakings of Company given in connection with the Grants; (b) the aggregate amount of each Grant; (c) the aggregate outstanding obligations of Company under each Grant with respect to royalties; (d) the outstanding amounts to be paid by OCS to Company and (e) the composition of such obligations or amount by the product or product family to which it relates. Company is in compliance, in all material respects, with the terms and conditions of all Grants and, except as disclosed in Section 2.23 of the Company Disclosure Schedule, has duly fulfilled, in all material respects, all the undertakings required thereby. Company is not aware of any event or other set of circumstances which would reasonably be expected to lead to the revocation or material modification of any of the Grants.

          2.24 Encryption and Other Restricted Technology. Company's business as currently conducted does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under Israeli law, and Company's business as currently conducted does not require Company to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to
Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, or other legislation regulating the development, commercialization or export of technology.


                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub jointly and severally represent and warrant to Company, as of the date hereof, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule supplied by Parent to Company, dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT DISCLOSURE SCHEDULE"), as follows:

          3.1 Organization and Qualification. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and, where applicable, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Parent. Merger Sub is a newly incorporated Israeli corporation. Except in connection with this Agreement, Merger Sub has not conducted any operations nor entered into any agreements, nor will it do either prior to the Effective Time. Merger Sub has no obligations or liabilities, either accrued, absolute, contingent or otherwise, nor will it have any such obligations or liabilities prior to the Effective Time or the earlier termination of this Agreement.

          3.2 Certificate of Incorporation and Bylaws; Articles of Association. Parent has previously furnished to Company complete and correct copies of its Certificate of Incorporation and Bylaws as amended to date (together, the "PARENT CHARTER DOCUMENTS") and the Articles of Association of Merger Sub (the "MERGER SUB CHARTER DOCUMENTS"). Such Parent Charter Documents and Merger Sub Charter Documents are in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents, and Merger Sub is not in violation of any of the provisions of the Merger Sub Charter Documents.

          3.3 Capitalization. As of the date of this Agreement, the authorized capital stock of Parent consists of 2,000,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $.001 per share ("PARENT PREFERRED STOCK"). As of the close of business on December 17, 2002, 411,735,484 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable.

          3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and by Merger Sub and the performance by each of Parent and Merger Sub of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no vote by Parent's stockholders are necessary to authorize this Agreement or for each of Parent and Merger Sub to perform its obligations hereunder, including the issuance of Parent Common Stock in connection with the Merger. This Agreement has been duly and validly executed and delivered by Parent and by Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes a legal and binding obligation of Parent and of Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors' rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

          3.5 No Conflict; Required Filings and Consents.

               (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not: (i) conflict with or violate the Parent Charter Documents, Merger Sub Charter Documents or equivalent organizational documents of any of Parent's subsidiaries; (ii) subject to compliance with the requirements set forth in
Section 3.5(b) (or the Parent Disclosure Schedule) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which it or their respective properties are bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent's or any of its subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material Contract to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not in the case of clauses (ii) or (iii), individually or in the aggregate: (A) reasonably be expected to have a Material Adverse Effect on Parent or (B) prevent or materially delay consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

               (b) Other than with respect to procedures under the Israeli Companies Law, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity with respect to Parent and Merger Sub except: (i) for: (A) compliance with applicable requirements of the Securities Act, the Exchange Act and Blue Sky Laws; (B) compliance with the pre-merger notification requirements of the HSR Act and under the comparable competition foreign laws that the parties reasonably determine to apply; (C) the OCS Approval; (D) approval of the Israeli Commissioner of Restrictive Trade Practices pursuant to the RTPA; (E) obtaining the Investment Center Approval;
(F) compliance with the rules and regulations of Nasdaq; (G) obtaining the Israeli Income Tax Ruling and the Israeli Withholding Tax Ruling (which shall not be a condition precedent to its obligation to effect the Merger); (H) obtaining the Israeli Securities Exemptions (which, in the case of the Israeli Securities Election Exemption, shall not be a condition precedent to its obligation to effect the Merger); and (i) other filings and recordation as required by Governmental Entities other than those in the United States or Israel; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications: (A) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or (B) would not prevent or materially delay consummation of the Merger or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

          3.6 Financing. Parent has, or will have at the Closing, sufficient cash or cash-equivalent funds to pay the aggregate amount of Per Share Cash Consideration and the aggregate amount of cash included in the aggregate Per Share Mixed Consideration payable to the holders of Company Shares hereunder.

          3.7 Issuance of Parent Common Stock. When issued in accordance with the terms of this Agreement, the shares of Parent Common Stock to be issued pursuant to the Merger to the holders of Company Shares hereunder will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

          3.8 SEC Filings; Financial Statements.

               (a) Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC since December 31, 2001 (the "PARENT SEC REPORTS") and prior to the date of this Agreement, which are all the forms, reports and documents required to be filed by Parent with the SEC since such time. The Parent SEC Reports: (i) were and will be prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder; and (ii) did not and will not at the time of filing thereof (and if any Parent SEC Report filed prior to the date of this Agreement was amended or superseded by a filing prior to the date of this Agreement then also on the date of filing of such amendment or superseded filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

               (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports: (i) complied and will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing; (ii) was and will be prepared in accordance with United States GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, may not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Parent and its consolidated subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal adjustments which were not or are not expected to be material in amount); and (iii) fairly presents in all material respects Parent's revenue recognition policies.

               (c) Parent has previously furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

          3.9 Registration Statement; Prospectus/Proxy Statement. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the date or dates mailed to the shareholders of Company and at the time of Company General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations of the SEC thereunder. If at any time prior to the Company General Meeting, any event relating to Parent or Merger Sub should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Prospectus/Proxy Statement, Parent shall promptly inform Company. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by Company which is contained or incorporated by reference in the Registration Statement or Prospectus/Proxy Statement.

     3.10 Absence of Certain Changes or Events. Since December 31, 2001 to the date hereof, there has not been any Material Adverse Effect on Parent.

     3.11 Company Share Ownership. As of the date of this Agreement, neither Parent nor any person or entity referred to in Section 320(c) of the Israeli Companies Law with respect to Parent owns any Company Shares.

     3.12 Brokers. Parent has not incurred nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, except for any such fees and expenses payable solely by Parent.

     3.13 Merger Sub Board Approval. The Board of Directors of Merger Sub has unanimously: (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors; (b) approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (c) determined to recommend that the shareholder of Merger Sub approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by Company. Except as required or permitted by the terms of this Agreement, as set forth in Section 4.1 of the Company Disclosure Schedule or approved by Parent in writing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of Company and its subsidiaries shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes), pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to: (a) preserve intact its present business organization; (b) keep available the services of its present officers and employees; and (c) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings; provided, however, that in the event Company shall be required to take or refrain from taking any action pursuant to this
Section 4.1 that would cause any representation or warranty of Company set forth in this Agreement to be or become inaccurate, Company shall so notify Parent in writing, and as soon as practicable, and in no event more than three (3) business days, after Parent's receipt of such notice Parent shall advise Company in writing as to whether Company should (x) comply with this Section 4.1, in which event such action or inaction shall not be deemed to constitute a breach of, or inaccuracy in, such representations or warranties, or (y) cause such representation or warranty to remain accurate, in which such action or inaction shall not be deemed to constitute a breach of this Section 4.1).

      In addition, except as required or permitted by the terms of this Agreement, as set forth in Section 4.1 of the Company Disclosure Schedule or approved by Parent in writing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following (it being understood and agreed that any action taken or omitted to be taken by Company after the execution and delivery of this Agreement that is either permitted by the terms of this Section 4.1 or approved by Parent in writing pursuant to this
Section 4.1 shall not be deemed to constitute a breach of, or inaccuracy in, any of the representations or warranties of Company set forth in this Agreement):

            (a) Waive any stock repurchase rights, accelerate (other than in accordance with written agreements outstanding on the date hereof and disclosed on Section 2.3 or 2.11(g) of the Company Disclosure Schedule), amend or change the period of exercisability of any Company Stock Option, or reprice any Company Stock Option or authorize cash payments in exchange for any Company Stock Option, or allow any new enrollments in the ESPP or allow any participant in the ESPP to increase his or her participation rate in the ESPP;

            (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or written policies existing, on the date hereof and included in the Company Disclosure Schedule, or as required by applicable law or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement, custom, policy or arrangement existing on the date hereof, or grant any equity-based compensation, whether payable in cash or stock, except for grants of Company Stock Options to purchase not more than 150,000 Company Shares in the aggregate under a Company Option Plan to new hires in the ordinary course consistent with past practice, which Company Stock Options shall not accelerate as a result of the occurrence of any of the transactions contemplated by this Agreement (whether alone or upon the occurrence or nonoccurrence of any additional or subsequent events);

            (c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to Company Intellectual Property, or enter into any agreements or make other commitments or arrangements to grant, transfer or license to any person future patent rights, other than non-exclusive licenses granted to end users in the ordinary course of business consistent with past practices; provided that in no event shall Company: (i) license on an exclusive basis or sell any Company Intellectual Property; or (ii) enter into any agreement (A) containing pricing or discounting terms or provisions other than in the ordinary course of business consistent with past practices, (B) granting any site license, or (C) limiting the right of Company to engage in any line of business or to compete with any person;

            (d) Enter into, renew or modify any Contracts relating to the distribution, sale, license or marketing by third parties of Company Products;

            (e) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

            (f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares, or permit the transfer of any Company Shares by Precise Software Solutions, Inc. to any other subsidiary of the Company, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any Employee pursuant to stock option or purchase agreements in effect on the date hereof (or any such agreements entered into in the ordinary course consistent with past practice with Employees hired after the date hereof);

            (g) Issue, deliver, sell, authorize, pledge or otherwise encumber (or propose any of the foregoing with respect to) any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of such capital stock or any securities convertible into shares of such capital stock, or enter into other Contracts of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and sale of: (i) Company Shares pursuant to the exercise of stock options, warrants and other agreements set forth in Section 2.3 of the Company Disclosure Schedule, in each case outstanding as of the date of this Agreement;
(ii) Company Shares issuable to participants in the ESPP consistent with the terms thereof; and (iii) grants of Company Stock Options to purchase not more than 150,000 Company Shares in the aggregate under a Company Option Plan to new hires in the ordinary course consistent with past practice, which Company Stock Options shall not accelerate as a result of the occurrence of any of the transactions contemplated by this Agreement (whether alone or upon the occurrence or nonoccurrence of any additional or subsequent events);

            (h) Cause, permit or propose any amendments to Company Charter Documents (or similar governing instruments of any of its subsidiaries);

            (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any person or division thereof, or otherwise acquire or agree to acquire all or substantially all of the assets of any of the foregoing, enter into any joint ventures, strategic partnerships or alliances or form or agree to form any subsidiaries;

            (j) Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer any properties or assets or any interest therein other than: (i) sales and licenses in the ordinary course of business consistent with past practice; and (ii) the sale, lease or disposition (other than through licensing permitted by clause (c)) of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries taken as a whole in the ordinary course of business consistent with past practice; or grant or otherwise create or consent to the creation of any Lien affecting any owned or leased real property or any part thereof;

            (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice;

            (l) Adopt or amend any Employment Agreement or Company Employee Plan, except as may be required by law or this Agreement; or enter into any employment Contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will," except as may be required by Legal Requirements, and who are not officers of Company); agree to pay or pay any special bonus or special remuneration to any director or employee; or increase the salaries or wage rates or benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by law or by any existing employee benefit plan, policy, arrangement, program or Contract disclosed on
Section 2.11 of the Company Disclosure Schedule, or break with past customs or unwritten policies of Company with respect to benefits not required by law with respect to its employees, including by way of example only and without limitation, payment of severance pay in Israel under circumstances in which it is not legally required;

            (m) (i) Pay, discharge, or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or settle any litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms in existence as of the date hereof, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar Contract to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;

            (n) Modify, amend or terminate any Contract set forth or required to be set forth in Section 2.17 or 2.18 of the Company Disclosure Schedule or waive, delay the exercise of, release or assign any material rights or claims thereunder;

            (o) Except as required by GAAP, revalue any of its assets (including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable) or make any change in accounting methods, principles or practices;

            (p) Hire any employee with an annual compensation level in excess of $150,000;

            (q) Other than (i) fees and expenses payable to Goldman Sachs pursuant to the engagement letter referred to in Section 2.16 and (ii) fees and expenses payable to legal, accounting and other professional service advisors as disclosed in Section 4.1(q) of the Company Disclosure Schedule, make any individual or series of related payments outside of the ordinary course of business (including payments to legal, accounting or other professional service advisors) in excess of $1,500,000 in the aggregate;

            (r) Enter into any Contract or series of related Contracts requiring Company or any of its subsidiaries to pay in excess of $500,000 over the term of such Contract or series of Contracts;

            (s) Make any Tax election inconsistent with past practice, agree to pay, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes, or request, negotiate or agree to any Tax rulings; or

            (t) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through (s) above.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

5.1   Prospectus/Proxy Statement; Registration Statement.

            (a) As promptly as practicable after the execution and delivery of this Agreement, Company and Parent shall prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the Registration Statement, in which the Prospectus/Proxy Statement will be included as a prospectus. Each of Company and Parent shall promptly provide to the other all such information as reasonably may be required or appropriate for inclusion in the Registration Statement and/or the Prospectus/Proxy Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other party's counsel and auditors in the preparation of the Registration Statement and the Prospectus/Proxy Statement. Each of Company and Parent shall respond to any comments of the SEC and shall use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Company shall cause the Prospectus/Proxy Statement to be mailed to Company's shareholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Company and Parent shall prepare and file any other filings required to be filed by it under the Exchange Act or any other Federal, foreign or related laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of Company and Parent shall notify the other promptly upon the receipt of any comments or other communication from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Prospectus/Proxy Statement, or any Other Filing, or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Prospectus/Proxy Statement, the Merger or any Other Filing. Company may include in the Prospectus/Proxy Statement separate proposals submitting to its shareholders for approval: (i) the Articles Amendment (as defined in Section 5.14), and (ii) the modification of the terms of all outstanding Company Stock Options held by Company directors to provide (A) that such Company Stock Options shall become fully vested and exercisable upon a change of control of Company, including consummation of the Merger, and (B) that each such Company Stock Option shall remain exercisable following the Effective Time for the balance of its ten year term irrespective of the director's termination of service with Company (the "OPTION PROPOSAL"); provided that obtaining such approval of the Articles Amendment and the Option Proposal shall not be a condition precedent to the obligation of the Parties to effect the

Merger. All filings by Company with the SEC in connection with the transactions contemplated hereby, including the Prospectus/Proxy Statement and any amendment or supplement thereto, and all Other Filings, shall be subject to the prior review of Parent. Each of Company and Parent shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply as to form and substance in all material respects with the applicable requirements of law and the rules and regulations promulgated thereunder, including (i) the Exchange Act, (ii) the Securities Act,
(iii) the rules and regulations of Nasdaq and (iv) the requirements of the Israeli Companies Law and the Israeli Securities Law, 1968, and regulations thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement, the Prospectus/Proxy Statement or any Other Filing, Company or Parent, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the shareholders of Company, such amendment or supplement.

            (b) The Prospectus/Proxy Statement shall include, inter alia: (i) the recommendation of the Board of Directors of Company to Company's shareholders that they vote in favor of approval of this Agreement, the Merger and the other transactions contemplated by this Agreement, subject to the right of the Board of Directors of Company to withhold, withdraw, amend, modify or change its recommendation in favor of this Agreement and the Merger in compliance with Section 5.7; and (ii) the opinion of Goldman Sachs referred to in Section 2.19. Company shall deliver to Parent a copy of the written opinion of Goldman Sachs referred to in Section 2.19 promptly following Company's receipt thereof.

      5.2 Merger Proposal. As promptly as practicable after the execution and delivery of this Agreement: (a) Company and Merger Sub shall cause a merger proposal (in the Hebrew language) in the form of Exhibit E (the "MERGER PROPOSAL") to be executed in accordance with Section 316 of the Israeli Companies Law; (b) Company and Merger Sub shall call Company General Meeting and a general meeting of Merger Sub's shareholders, respectively, and (c) each of Company and Merger Sub shall deliver the Merger Proposal to the Companies Registrar within three (3) days from the calling of such shareholders meetings. Company and Merger Sub shall cause a copy of the Merger Proposal to be delivered to each of their respective secured creditors, if any, no later than three (3) days after the date on which the Merger Proposal is delivered to the Companies Registrar and shall promptly inform their respective non-secured creditors of the Merger Proposal and its contents in accordance with Section 318 of the Israeli Companies Law and the regulations promulgated thereunder. Promptly after Company and Merger Sub shall have complied with the preceding sentence and with subsections (i) and (ii) below, but in any event no more than three (3) business days following the date on which such notice was sent to the creditors, Company and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the Companies Law, that notice was given to their respective creditors under Section 318 of the Israeli Companies Law and the regulations promulgated thereunder. In addition to the above, each of Company and, if applicable, Merger Sub, shall:

                  (i) Publish a notice to its creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, Company's registered offices or Merger Sub's registered offices, as applicable, and at such other locations as Company or Merger Sub, as applicable, may determine, in (A) two (2) daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Companies Registrar, (B) a popular newspaper in the United States, no later than three (3) business days following the day on which the Merger Proposal was submitted to the Companies Registrar, and (C) if required, in such other manner as may be required by applicable law and regulations;

                  (ii) Within four (4) business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the "Substantial Creditors" (as such term is defined in the regulations promulgated under the Israeli Companies Law) that Company or Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in subsection (i) above; and

                  (iii) If it employs 50 or more persons, send to the "workers committee" or display in a prominent place at Company's premises, a copy of the notice published in a daily Hebrew newspaper (as referred to in subsection
(i)(A) above), no later than three business days following the day on which the Merger Proposal was submitted to the Companies Registrar.

      5.3 Company General Meeting.

            (a) Company shall take all action necessary under all applicable Legal Requirements (promptly after the Registration Statement is declared effective by the SEC) to send the Prospectus/Proxy Statement and hold a shareholders' meeting to vote on the proposal to approve this Agreement, the Merger and the other transactions contemplated by this Agreement (the "COMPANY GENERAL MEETING"), the Articles Amendment and the Option Proposal whether or not at any time subsequent to the date hereof the Board of Directors of the Company determines in compliance with Section 5.7 that it can no longer recommend to Company's shareholders that they vote in favor of approval of this Agreement and the Merger, unless Company shall have terminated this Agreement pursuant to and in accordance with Section 7.1(j) hereof and entered into an Alternative Agreement (as defined in Section 7.1(j)). Subject to the notice requirements of the Israeli Companies Law and the rules and regulations promulgated thereunder and the Articles of Association of Company, Company General Meeting shall be held (on a date selected by Company and consented to by Parent, which consent shall not be unreasonably withheld) as promptly as practicable after the date hereof but no earlier than 68 days from the filing of the Merger Proposal. Subject to the terms of Section 5.3(c) hereof, Company shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement. Company shall call, notice, convene, hold, conduct and solicit all proxies in connection with, Company General Meeting in compliance with all applicable Legal Requirements, including the Israeli Companies Law, the Articles of Association of Company, and the rules of Nasdaq. In the event that Parent, or any person or entity referred to in Section 320(c) of the Israeli Companies Law in connection with Parent, shall cast any votes in respect of this Agreement, the Merger or the other transactions contemplated by this Agreement,

Parent shall, prior to such vote, disclose to Company the respective interests of Parent or such person or entity in such shares so voted. At the Company General Meeting, Parent and Merger Sub shall cause any Company Shares then owned by them and their subsidiaries to be voted in favor of the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement. Company may adjourn or postpone Company General Meeting: (i) if and to the extent necessary to provide any necessary supplement or amendment to the Prospectus/Proxy Statement to Company's shareholders in advance of a vote on this Agreement, the Merger and the other transactions contemplated by this Agreement; or (ii) if, as of the time for which Company General Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement), there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of Company General Meeting. Company's obligation to call, give notice of, convene and hold Company General Meeting in accordance with this Section 5.3(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal (as defined in Section 5.7(a)).

            (b) Unless the Board of Directors of Company shall have withheld, withdrawn, amended, modified or changed its recommendation of this Agreement and the Merger in compliance with Section 5.3(c) hereof: (i) the Board of Directors of Company shall recommend that Company's shareholders vote in favor of and approve this Agreement, the Merger and the other transactions contemplated by this Agreement at Company General Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of Company has recommended that Company's shareholders vote in favor of and approve this Agreement, the Merger and the other transactions contemplated by this Agreement at the Company General Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the recommendation of the Board of Directors of Company that Company's shareholders vote in favor of and approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

            (c) Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending, modifying or changing its recommendation in favor of the approval of this Agreement and the Merger if: (i) a Superior Proposal (as defined below) is made to Company and is not withdrawn;
(ii) neither Company nor any of its representatives shall have violated the terms of Section 5.7 hereof; (iii) the Board of Directors of Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment, modification or changing of such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's shareholders with respect to such Superior Proposal; (iv) this Agreement and the Merger have not yet been approved by Company's shareholders at Company General Meeting; and
(v) concurrently with any such withholding, withdrawal, amendment, modification or changing of such recommendation, Company shall have terminated this Agreement pursuant to and in accordance with Section 7.1(j) hereof and entered into an Alternative Agreement. For the purposes of making the conclusion required by clause (iii) of this paragraph, the parties agree that the Board of Directors and its outside counsel shall determine such fiduciary obligations in accordance with Delaware law as if Company were a Delaware corporation.

            (d) No later than three days after the approval of the Merger by Company's shareholders at Company General Meeting, Company shall (in accordance with Section 317(b) of the Companies Law) inform the Companies Registrar of the decision of Company General Meeting with respect to the Merger.

      5.4 Merger Sub General Meeting. Promptly after the occurrence or waiver of all other conditions for Closing but no earlier than the 68th day after delivery of the Merger Proposal to the Companies Registrar and no later than the Closing Date, Merger Sub shall hold its general meeting, and Parent (as the sole stockholder of Merger Sub) shall approve this Agreement, the Merger and the other transactions contemplated by this Agreement at such general meeting. No later than three days after the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement by Parent, as the sole shareholder of Merger Sub at the Merger Sub general meeting, Merger Sub shall (in accordance with Section 317(b) of the Companies Law and the regulations thereunder) inform the Companies Registrar of the decision of Merger Sub's general meeting with respect to the Merger.

      5.5 Israeli Approvals.

            (a) Government Filings. Each party to this Agreement shall use all reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, any Israeli Governmental Entity with respect to the Merger. Without limiting the generality of the foregoing:

                  (i) as promptly as practicable after the date of this Agreement, Company and Parent shall prepare and file any notifications required under the Israeli Restrictive Trade Practices Law in connection with the Merger;

                  (ii) Company and Parent shall respond as promptly as practicable to any inquiries or requests received from the Commissioner of Israeli Restrictive Trade Practices for additional information or documentation; and

                  (iii) Company and Parent shall use all reasonable efforts to obtain, as promptly as practicable after the date of this Agreement, the following consents and Approvals, and any other consents and Approvals that may be required pursuant to Israeli Legal Requirements in connection with the
Merger: (i) the OCS Approval; and (ii) the Investment Center Approval. In this connection Parent shall provide to the OCS and the Investment Center any information, and shall execute any undertakings, customarily requested by such authorities as a condition to the OCS Approval or Investment Center Approval (including, without limitation, if requested, the standard undertaking with respect to the observance by Parent, as shareholder of Company or the Surviving Corporation, of the requirements of The Encouragement of Research and Development in Industry Law, 5744 1984 of the State of Israel, as amended from time to time (the "R&D LAW") as well as the regulations issued pursuant to the R&D Law, including in respect of the transfer outside Israel of know how or production rights developed with financing from the OCS, or any other standard undertaking that may be required pursuant to any amendment of the R&D Law).

            (b) Legal Proceedings. Each party to this Agreement shall: (i) give the other parties prompt notice of the commencement of any legal proceeding by or before any Israeli Governmental Entity with respect to the Merger; (ii) keep the other parties informed as to the status of any such legal proceeding; and
(iii) promptly inform the other parties of any communication to the Commissioner of Israeli Restrictive Trade Practices, the OCS, the Investment Center, the Israeli Securities Authority, the Israeli Income Tax Commission, the Companies Registrar or any other Israeli Governmental Entity regarding the Merger. The parties to this Agreement will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli legal proceeding relating to the Merger pursuant to a joint defense agreement separately agreed to. In addition, except as may be prohibited by any Israeli Governmental Entity or by any Israeli Legal Requirement, in connection with any such legal proceeding under or relating to the Israeli Restrictive Trade Practices Law or any other Israeli antitrust or fair trade law, each party hereto will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Entity in connection with any such legal proceeding.

            (c) Israeli Tax Rulings.

                  (i) As soon as reasonably practicable after the execution of this Agreement, Company shall instruct its Israeli counsel, advisors and accountants to prepare and file with the Israeli Income Tax Commissioner an application for a ruling confirming that the conversion or assumption by Parent of Company Stock Options into options (the "ASSUMED OPTIONS") to purchase shares of Parent Common Stock will not result in a taxable event with respect to such Company Stock Options pursuant to Section 3(i) or Section 102 of the Ordinance, and with respect to such Company Stock Options subject to Section 102, that the requisite holding period will be deemed to have begun at the time of the issuance of the Company Stock Options (which ruling may be subject to customary conditions regularly associated with such a ruling) (the "ISRAELI INCOME TAX RULING"). Each of Company and Parent shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Income Tax Ruling. Subject to the terms and conditions hereof, Company shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Income Tax Ruling, as promptly as practicable. The Israeli Income Tax Ruling shall not be a condition precedent to the obligation of the parties to effect the Merger.

                  (ii) As soon as reasonably practicable after the execution of this Agreement, Company shall instruct its Israeli counsel, advisors and accountants to prepare and file with the Israeli Income Tax Commissioner an application for a ruling either (x) exempting Parent, Paying Agent and Surviving Corporation from any obligation to withhold Israeli tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement including, without limitation, the Per Share Merger Consideration, or clarifying that no such obligation exists; or (y) clearly instructing Parent, Paying Agent or Surviving Corporation how such withholding at source is to be executed, and in particular, with respect to the classes or categories of holders or former holders of Company Shares or Company Options from which tax is to be withheld (if any), the rate or rates of withholding to be applied (the "ISRAELI WITHHOLDING TAX RULING"). Each of Company and Parent shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Withholding Tax Ruling. Subject to the terms and conditions hereof, Company shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Withholding Tax Ruling, as promptly as practicable. In the event that the Israeli Withholding Tax Ruling is not obtained until the Closing Date, Company shall instruct its Israeli counsel, advisors and accountants to promptly apply to the relevant tax authorities for an extension of time with respect to the obligation to deduct or withhold Israeli tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement (such extension, if granted by the Israeli tax authorities, will be defined in this Agreement as a "WITHHOLDING TAX EXTENSION"). The Israeli Withholding Tax Ruling shall not be a condition precedent to the obligation of the parties to effect the Merger.

            (d) Israeli Securities Law Exemptions. As soon as reasonably practicable after the execution of this Agreement, Parent shall (i) prepare and file with the Israeli Securities Authority an application for an exemption from the requirements of the Israeli Securities Law, 1968 concerning the publication of a prospectus in respect of the conversion or assumption by Parent of Company Stock Options as provided in Section 5.11, pursuant to Section 15D of the Israeli Securities Law, 1968 (the "ISRAELI SECURITIES OPTIONS EXEMPTION") and
(ii) in the event that Parent and Company mutually agree to do so, prepare and file with the Israeli Securities Authority an application seeking confirmation that the exchange of Company Shares for Parent Common Stock included in the Per Share Mixed Consideration does not necessitate the publication of a prospectus under the Israeli Securities Law, 1968 (the "ISRAELI SECURITIES ELECTION EXEMPTION" and, together with the Israeli Securities Options Exemption, the "ISRAELI SECURITIES EXEMPTIONS"). Each of Parent and Company shall reasonably cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submission that may be necessary, proper or advisable to obtain the Israeli Securities Exemptions. Subject to the terms and conditions hereof, Parent shall use its reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the Israeli Securities Exemptions as promptly as practicable, and in the case of the Israeli Securities Election Exemption, no later than two (2) days prior to the date that the Prospectus/Proxy Statement is mailed to the holders of Company Shares. The Israeli Securities Election Exemption shall not be a condition precedent to the obligation of the parties to effect the Merger.

            (e) Regulatory Filings. Each of Company and Parent shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.5 to comply as to form and substance in all material respects with the applicable Legal Requirements. Whenever any event occurs which is required to be set forth in an amendment or supplement to any such document or filing, Company or Parent, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the applicable Government Entity, such amendment or supplement.

      5.6 Confidentiality; Access to Information. The parties acknowledge that Company and Parent have previously executed a Confidentiality Agreement, dated as of June 13, 2002 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, including, without limitation, the status of product development efforts, properties, results of operations and personnel of Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

      5.7 No Solicitation.

            (a) From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement pursuant to Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, controlled affiliates or employees or any of their respective investment bankers, attorneys or other advisors or representatives to, directly or indirectly: (i) solicit, initiate, or take an action intended to encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below); (ii) engage or participate in any discussions or negotiations with any person (other than any officer, director, controlled affiliate or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries) regarding, or furnish to any person any information with respect to, or take any other action intended to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below); provided, however, that prior to the approval of this Agreement and the Merger by the Required Company Shareholder Vote, nothing contained in this Agreement (including, without limitation, this Section 5.7) shall prohibit the Board of Directors of Company from: (i) complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or Section 329 or any other applicable section of the Israeli Companies Law with regard to a tender or exchange offer (unless such tender or exchange offer was made in violation of this Section 5.7); or (ii) in response to an unsolicited Acquisition Proposal that is not withdrawn and that Company's Board of Directors reasonably concludes constitutes a Superior Proposal (as defined below) (or that is reasonably likely to constitute, taking into account all of the relevant facts and circumstances, a Superior Proposal), engaging or participating in discussions or negotiations with and furnishing information to the party making such Acquisition Proposal if: (A) the Board of Directors of Company determines in good faith after consultation with its outside legal counsel that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's shareholders; (B) (x) concurrently with furnishing any such information to, or entering into discussions or negotiations with, such party, Company gives Parent written notice of the identity of such person or group and of Company's intention to furnish information to, or enter into discussions or negotiations with, such party and (y) Company receives from such party an executed confidentiality agreement at least as restrictive as the Confidentiality Agreement; and (C) contemporaneously with furnishing any such information to such party, Company furnishes such information to Parent (to the extent such information has not been previously furnished by Company to Parent). For the purposes of making the determination required by clause (A) of this paragraph, the parties agree that the Board of Directors and its outside counsel shall determine such fiduciary obligations in accordance with Delaware law as if Company were a Delaware corporation. Company and its subsidiaries will immediately cease any and all existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.7 by any officer, director, controlled affiliate or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries or any other person who shall have entered into a Voting Undertaking shall be deemed to be a breach of this Section 5.7 by Company.

      For purposes of this Agreement: (i) "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to any Acquisition Transaction. For the purposes of this Agreement;
(ii) "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Company by any person or "group" (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Company; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Company; and (iii) "SUPERIOR PROPOSAL" shall mean any bona fide, unsolicited written Acquisition Proposal received or made in compliance with Section 5.7(a) which: (A) if any cash consideration is involved, is not subject to any financing contingency, and with respect to which Company's Board of Directors shall have determined (taking into account the advice of Company's financial advisors) that the acquiring party is capable of consummating the proposed Acquisition Transaction on the terms proposed and that receipt of all governmental and regulatory approvals required to consummate the proposed Acquisition Transaction is likely in a reasonable time period; and (B) Company's Board of Directors shall have reasonably and in good faith determined that the proposed Acquisition Transaction is more favorable to the shareholders of Company, from a financial point of view, than the Merger (taking into account the advice of Company's financial advisors).

            (b) In addition to the obligations of Company set forth in Section 5.7(a), Company as promptly as practicable, and in any event within 24 hours, shall advise Parent orally and in writing of: (i) any request for information in connection with, or which Company reasonably concludes would lead to, any Acquisition Proposal; (ii) the receipt of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably concludes would lead to any Acquisition Proposal; (iii) the material terms and conditions of such request, Acquisition Proposal or inquiry; and (iv) the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company shall keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. In addition to the foregoing, Company shall: (i) provide Parent with at least 48 hours prior written notice (or such lesser prior notice as provided to the members of Company's Board of Directors) of any meeting of Company's Board of Directors at which Company's Board of Directors expects to consider an Acquisition Proposal; and (ii) provide Parent with at least three
(3) business days prior written notice (or such lesser prior notice as provided to the members of Company's Board of Directors) of any meeting of Company's Board of Directors at which Company's Board of Directors expects to recommend a Superior Proposal to its shareholders and together with such notice a copy of the definitive documentation relating to such Superior Proposal.

      5.8 Public Disclosure. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

      5.9 Commercially Reasonable Efforts; Regulatory Filings.

            (a) Subject to the terms and conditions set forth in this Agreement, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) causing the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, rulings, exemptions, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; and (iii) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company, Parent and their respective Boards of Directors shall, subject to the provisions of Section 329 of the Israeli Companies Law, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement (except as otherwise set forth in this sentence), neither Parent nor Company shall have any obligation under this
Agreement: (i) to dispose or transfer or cause any of its subsidiaries to dispose of or transfer any assets, or to commit to cause Company to dispose of any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product or service, or to commit to cause Company to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any person, any technology, software or other proprietary asset, or to commit to cause Company to license or otherwise make available to any Person any technology, software or other proprietary asset; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause Company to hold separate any assets or operations; (v) subject to the undertakings required by Section 5.5(a)(iii) hereof, to make or cause any of its subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of Company or that would affect its discretion in determining the terms of any Contract or relationship with any person or entity; or (vi) to contest or defend against any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby except, in the case of any action described in clauses (i) through (vi) of this sentence, where such action would not, in Parent's sole good faith judgment, be reasonably expected to be materially burdensome to Parent, Company and their subsidiaries taken as a whole, or, in the case of any action described in clause (vi) of this sentence, if Company determines in good faith that contesting such legal proceeding might not be advisable.

            (b) As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as reasonably agreed by the parties to be required. Company and Parent each shall promptly: (i) supply the other with any information which may be required in order to effectuate such filings; and (ii) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; provided, however, that neither Parent nor Company shall be required to agree to any divestiture by itself or any of its subsidiaries or affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

      5.10 Third Party Consents. As soon as practicable following the date hereof and subject to Section 5.10 of the Company Disclosure Schedule, Parent and Company will jointly use their commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, including those Contracts set forth or required to be set forth on Section 2.5(a) of the Company Disclosure Schedule.
5.11 Stock Options and Employee Benefits.

            (a) Stock Options. At the Effective Time, each outstanding option to purchase Company Shares (each, a "COMPANY STOCK OPTION") under Company Option Plans or under any agreement which Company disclosed in Section 2.3 of the Company Disclosure Schedule, whether or not vested, shall by virtue of the Merger be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions), except that: (i) each Company Stock Option will be solely exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of Company Shares that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Parent Common Stock and
(ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per Company Share at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Parent shall comply with the terms of all such Company Stock Options and use its best efforts to ensure, to the extent required by, and subject to the provisions of, Company Option Plans and permitted under the Code or other relevant laws and regulations that any Company Stock Options that qualified for tax treatment under Section 422 of the Code prior to the Effective Time and that any Company Stock Options that qualified for tax treatment under Section 102 of the Ordinance prior to the Effective Time continue to so qualify, with the same rights, after the Effective Time. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of all Company Stock Options pursuant to the terms set forth in this Section 5.11(a). Prior to the Effective Time, the Company shall take all actions necessary to effect the transactions contemplated by this Section 5.11(a); provided, however, Company shall not be required to obtain consents from optionees with respect to the option assumption formula set forth herein: The "OPTION EXCHANGE RATIO" shall be equal to the greater of (i) the quotient obtained by dividing the Per Share Cash Consideration by the average closing sale price of one share of Parent Common Stock as reported on Nasdaq for the five (5) consecutive trading days ending immediately prior to the Effective Time and (ii) the sum of (A) 0.2365, and (B) the quotient obtained by dividing $12.375 by the average closing sale price of one share of Parent Common Stock as reported on Nasdaq for the five (5) consecutive trading days ending immediately prior to the Effective Time.

            (b) ESPP.

                  (i) If the current offering period under the ESPP ends prior to the Effective Time, Company agrees that it shall not commence a new offering period prior to the Effective Time.

                  (ii) If the current offering period under the ESPP would not otherwise end prior to the Effective Time, then, at the Effective Time, outstanding purchase rights under the ESPP shall be, in the sole discretion of Parent, assumed or cashed out in accordance with the terms of the ESPP as described in Article 12 of the ESPP.

            (c) 401(k) Plan. Company shall terminate, effective as of the day immediately preceding the Effective Time, any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (the "401(k) PLANS") unless Parent provides notice to Company that such 401(k) Plan(s) shall not be terminated. Prior to the Closing Date, Parent shall receive from Company evidence that the 401(k) Plans have been terminated pursuant to resolutions of each such entity's Board of Directors (the form and substance of such resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Effective Time. Company shall amend and restate its 401(k) Plan(s) to incorporate all applicable GUST and EGTRRA amendments no later than December 31, 2002 or such later date as may be permitted by applicable law, Treasury Regulations or IRS pronouncements.

            (d) U.S. Employee Benefit Plan Participation. On and for one year after the Effective Time, Parent and/or any of Parent's subsidiaries shall arrange for each employee who resides in the United States of America and was participating in any of the Company Employee Plans immediately before the Effective Time, to participate in any counterpart benefit plans in the United States of America in which employees of Parent participate (the "U.S. COUNTERPART PLANS"), in accordance with the eligibility criteria thereof, provided that: (i) such participants shall receive full credit for years of service with any one or more of Company, any Company subsidiary and prior employers to the extent such service is taken into account under such Company Employee Plans and to the extent such service credit does not result in the duplication of benefits and (ii) such participants shall participate in the U.S. Counterpart Plans on terms no less favorable than those offered by the Parent to its similarly situated employees. Provided that the Company or the applicable employee timely provides Parent and/or its subsidiaries with the information necessary to comply with this provision, Parent and/or its subsidiaries shall give credit under those of its U.S. Counterpart Plans that are welfare benefit plans for all amounts credited toward deductibles and out-of-pocket maximums, and time accrued against applicable waiting periods, by employees (in each case including their eligible dependents) of Company and its subsidiaries, in respect of the applicable plan year in which the Effective Time occurs. With respect to its medical plans, Parent and/or its subsidiaries shall waive all requirements for evidence of insurability and pre-existing conditions otherwise applicable to employees of Company or any of its subsidiaries under the U.S. Counterpart Plans in which employees of Company and its subsidiaries become eligible to participate on or following the

Effective Time (to the extent that such conditions were covered under the Company Employee Plans immediately prior to the Effective Time). Notwithstanding the forgoing, Parent or any of its subsidiaries may continue one or more of the Company Employee Plans, in which case Parent and its subsidiaries shall have satisfied their obligations hereunder with respect to the benefits so provided. Nothing in this Section 5.11(d) shall be construed to entitle any employee to continue his or her employment for any period of time or prevent Parent from amending any of the U.S. Counterpart Plans or Company employee benefit plans at any time; provided, however, that no such amendment shall be made or given effect within one year after the Effective Time to the extent that such amendment would result in persons employed with Company or any of its subsidiaries immediately before the Effective Time having benefits, in the aggregate, that are less favorable than the benefits provided to similarly-situated employees of Parent.

      5.12 Form S-8. Parent agrees to file a registration statement on Form S-8 (if available for use by Parent) for the shares of Parent Common Stock issuable with respect to Assumed Options as soon as is reasonably practicable after the Effective Time and to the extent the shares issuable under such assumed Company Stock Options qualify for registration on Form S-8.

      5.13 Notification.

            (a) Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

            (b) Parent shall give prompt notice to Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      5.14 Indemnification and Insurance.

            (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification and exemption agreements existing immediately prior to the Effective Time between Company and its current and former directors and officers (the "INDEMNIFIED PARTIES").

            (b) Subject to the approval of the amendment of Article 74 of Company's Articles of Association in the form of Exhibit F (the "ARTICLES AMENDMENT") by Company's shareholders in the Company General Meeting, Parent shall, promptly following the Effective Time, cause the Surviving Corporation to (i) undertake the indemnification obligations contained in new indemnification obligations substantially in the form attached hereto as Exhibit G (the "NEW INDEMNIFICATION LETTERS") and (ii) execute and deliver the New Indemnification Letters to all of Company's current and former directors and to Company's officers listed on Schedule 5.14 of the Company Disclosure Schedule. Parent, from and after the Effective Time, undertakes to cause the Surviving Company to fulfill and honor in all respects such undertakings of Company pursuant to the New Indemnification Letters.

            (c) If the Articles Amendment has not been approved by Company's shareholders at the Company General Meeting as contemplated by this Agreement, then promptly following the Effective Time, Parent shall cause the Surviving Corporation to (i) effect the Articles Amendment and (ii) carry out the obligations set forth in Section 5.14(b) above. The Articles of Association of the Surviving Corporation will contain provisions with regard to indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents, as amended by the Articles Amendment. The said provisions will not be amended, repealed or otherwise modified after the adoption of the Articles Amendment, for a period of seven (7) years from the Effective Time, in any manner that would adversely affect the rights thereunder of individuals who are or were directors, officers, employees or agents of Company, unless such modification is required by law.

            (d) Prior to the Effective Time, Company shall be entitled to purchase a runoff policy under its existing officers' and directors' liability insurance covering a period of seven years after the Effective Time; provided that the aggregate premium for such coverage shall not exceed $2,000,000.

            (e) The provisions of this Section 5.14 shall survive the consummation of the Merger at the Effective Time and continue for the periods specified in this Section 5.14 and are: (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their respective heirs and representatives; and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. In the event Parent or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers all or substantially all of its assets to any person in a single transaction or series of related transactions, then, and in each such case, Parent shall either guaranty the indemnification obligations set forth in this Section 5.14 (in the event that the changes affect the Surviving Corporation) or shall make or cause to be made proper provision so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the indemnification obligations set forth in this Section 5.14 for the benefit of the Indemnified Parties.

      5.15 Company Warrants. At the Effective Time, each outstanding Company Warrant, whether or not exercisable, will be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Warrant immediately prior to the Effective Time, except that each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of Company Shares that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded to the nearest whole number of shares of Parent Common Stock and (ii) the per exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant will be equal to the quotient determined by dividing the exercise price per Company Share at which such Company Warrant was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded to the nearest whole cent. As soon as reasonably practicable after the Effective Time, Parent will issue to each holder of an outstanding Company Warrant a notice describing the foregoing assumptions of such Company Warrant by Parent. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of all Company Warrants pursuant to the terms set forth in this Section 5.15.

      5.16 Listing of Parent Common Stock. Parent shall use reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

      5.17 Company Affiliates; Restrictive Legend. Set forth in Section 5.17 of the Company Disclosure Schedule is a list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (each, a "COMPANY AFFILIATE"). Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Company shall use its commercially reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Company Affiliate who has not delivered a Company Affiliate Agreement on or prior to the date hereof, an executed Company Affiliate Agreement. Parent will give stop transfer instructions to its transfer agent with respect to any shares of Parent Common Stock received pursuant to the Merger by any Company Affiliate, and there will be placed on the certificates representing such shares of Parent Common Stock, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 promulgated under Securities Act applies and may only be transferred (i) in conformity with Rule 145 or (ii) in accordance with a written opinion of counsel, reasonably acceptable to Parent, in form and substance that such transfer is exempt from registration under Securities Act.

      5.18 Parent Guaranty of Merger Sub Obligations. Parent shall cause Merger Sub to comply with all of its obligations under this Agreement and hereby guarantees such performance.

      5.19 Alternative Structure. If Parent reasonably believes in good faith, after consultation with Company, that it is necessary to restructure the business combination of Company and Parent contemplated by this Agreement in order to be able to effect a business combination in compliance with Israeli legal requirements, Company, Parent and Merger Sub shall as soon as practicable restructure the Merger as a court approved merger or arrangement, or such other mutually acceptable structure, and enter into a mutually agreeable amendment to this Agreement to give effect to such restructured Merger and reflecting in all other respects the commercial arrangements, representations, warranties, covenants, tax treatment and agreements set forth herein, and shall also amend the Exhibits and Schedules hereto and the other agreements among the parties hereto entered into in connection herewith to reflect such restructuring.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

      6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by mutual agreement of Parent and Company:

            (a) Shareholder Approval. This Agreement, the Merger and the other transactions contemplated by this Agreement shall have been duly approved by the Required Company Shareholder Vote.

            (b) Registration Statement Effective; Prospectus/Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the SEC.

            (c) Listing of Parent Common Stock. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

            (d) No Order; Competition Laws. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) or issued any written or other formal interpretation of any of the foregoing, after the date hereof which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods under the HSR Act shall have expired or terminated. Any notification, waiting period, or approval requirements under the comparable competition laws of other applicable foreign jurisdictions as reasonably determined by the parties to apply shall have been satisfied.

            (e) Israeli Governmental Entity Approvals. All Israeli Governmental Entity approvals required pursuant to Israeli legal requirements for the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained, including, without limitation, the OCS Approval, the Investment Center Approval and the Israeli Securities Options Exemption. Notwithstanding the foregoing, the Israeli Income Tax Ruling, the Israeli Withholding Tax Ruling and the Israeli Securities Election Exemption shall not be a condition precedent of the obligations of the parties to effect the Merger pursuant to this Section 6.1(e).

      6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

            (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (other than those representations and warranties which address matters only as of a particular date, including without limitation "as of the date hereof," which representations and warranties shall have been true and correct as of such particular date) except in each case, or in the aggregate, as would not reasonably be expected to constitute a Material Adverse Effect on Parent. For purposes of determining the accuracy of such representations and warranties: (A) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases (other than dollar thresholds) contained in such representations and warranties shall be disregarded; and (B) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

            (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

      6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

            (a) Representations and Warranties. Each representation and warranty of Company contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, including without limitation "as of the date hereof," which representations and warranties shall have been true and correct as of such particular date) except in each case, or in the aggregate, as would not reasonably be expected to constitute a Material Adverse Effect on Company (provided, however, that such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 2.3(a), 2.5, 2.7, 2.16, 2.19, 2.21 and 2.22, which representations and warranties shall be true and correct in all material respects as of the applicable date). For purposes of determining the accuracy of such representations and warranties: (A) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases (other than specified Dollar thresholds) contained in such representations and warranties shall be disregarded; and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded. Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company.

            (b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect (only with respect to Company) signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

            (c) Israeli Tax Status. Neither Parent nor Company shall have received any written or oral indication from the Investment Center or the Israeli income tax authorities to the effect that the consummation of the Merger will jeopardize or adversely affect the tax status and benefits of Company, including its Approved Enterprise tax status and its status as an industrial company, and Parent shall have received a certificate to such effect (only with respect to Company) signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

            (d) RTPA Approval. Approval of the Israeli Commissioner of Restrictive Trade Practices shall have been obtained without any conditions (other than a response with standard conditions) or, alternatively, the waiting period prescribed under the RTPA, including any extensions thereof, shall have expired without receipt of a response from the Israeli Commissioner of Restrictive Trade Practices.

            (e) Director Resignations. The Director Resignations shall be in full force and effect at the Closing Date.

            (f) Corporate Authority. Each officer of the Company shall have surrendered his authority over all Company finances, including without limitation, all Company bank accounts, and evidence of the foregoing (in form and substance satisfactory to Parent) shall have been delivered to Parent. Company also shall have delivered to Parent such documents as are necessary or advisable (in form and substance satisfactory to Parent) to transfer authority over Company's finances, including without limitation, all Company bank accounts, to Parent.

                                  ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

      7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of Company:

            (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

            (b) by either Company or Parent if the Merger shall not have been consummated by June 30, 2003 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

            (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action shall have become final and nonappealable;

            (d) by either Company or Parent if the required approval of the shareholders of Company of the Merger contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at Company General Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company or Parent where the failure to obtain such Company shareholder approval shall have been caused by the action or failure to act of Company or Parent, respectively, and such action or failure to act constitutes a breach by Company or Parent, respectively, of this Agreement;

            (e) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's or Merger Sub's representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(e) for thirty (30) days after delivery of written notice from Company to Parent and Merger Sub of such breach, provided Parent or Merger Sub, as applicable, continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Company may not terminate this Agreement pursuant to this paragraph (e) if such breach or inaccuracy by Parent or Merger Sub is cured during such thirty (30)-day period);

            (f) By Company, if a Material Adverse Effect has occurred with respect to Parent; provided, that if such Material Adverse Effect is curable by Parent through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(f) for thirty (30) days after delivery of written notice from Company to Parent of such Material Adverse Effect, provided Parent continues to exercise commercially reasonable efforts to cure such Material Adverse Effect (it being understood that Company may not terminate this Agreement pursuant to this paragraph (f) if such Material Adverse Effect is cured during such thirty (30)-day period);

            (g) by Parent, (i) upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g)(i) for thirty (30) days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g)(i) if such breach or inaccuracy by Company is cured during such thirty (30)-day period), or (ii) if Parent shall have determined, in its reasonable judgment, based on advice of patent counsel, that Company and/or its Intellectual Property is infringing one or more of the patents described on Schedule 7.1(g) hereto in a manner that could lead to any injunction regarding one or more of Company's products or services, material damages or material royalties or similar payments; provided, however, that any notice of termination given by Parent pursuant to this Section 7.1(g)(ii) shall not be effective until five (5) days after delivery to Company. For the purposes of this Section 7.1(g)(ii), material damages means damages in excess of $2,500,000 and material royalties means royalties in excess of $2,500,000;

            (h) by Parent, if a Material Adverse Effect has occurred with respect to Company; provided, that if such Material Adverse Effect is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(h) for thirty (30) days after delivery of written notice from Parent to Company of such Material Adverse Effect, provided Company continues to exercise commercially reasonable efforts to cure such Material Adverse Effect (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (h) if such Material Adverse Effect is cured during such thirty (30)-day period);

            (i) by Parent if a Triggering Event (as defined below) shall have occurred; or

            (j) by Company in order to enter into a binding definitive agreement providing for a Superior Proposal (an "ALTERNATIVE AGREEMENT") if: (i) the Board of Directors of Company shall have determined in good faith after consultation with its outside legal counsel that entering into such Alternative Agreement is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's shareholders; (ii) immediately prior to such termination, Company shall have paid Parent the Termination Fee; (iii) Company shall have given Parent at least three (3) business days prior written notice of its intention to enter into an Alternative Agreement, which notice shall be accompanied by a correct and complete copy of such Alternative Agreement (and Company shall thereafter promptly provide Parent with correct and complete copies of any amendments or proposed amendments thereto); and (iv) concurrently with such termination Company enters into such Alternative Agreement. For the purposes of making the determination required by clause (i) of this paragraph, the parties agree that the Board of Directors and its outside counsel shall determine such fiduciary obligations in accordance with Delaware law as if Company were a Delaware corporation.

      For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement; (ii) Company shall have failed to include in the Prospectus/Proxy Statement the recommendation of the Board of Directors of Company in favor of the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement; (iii) the Board of Directors of Company or any committee thereof shall have approved or recommended any Acquisition Proposal; (iv) the provisions of Section 5.7 of this Agreement shall have been materially breached; (v) Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (vi) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent and Company shall not have sent to its security holders pursuant to Rule 14d-9 or 14e-2 promulgated under the Exchange Act or Section 329 of the Israeli Companies Law, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

      7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(e) or Section 7.1(g)(i) and the proviso therein is applicable, thirty (30) days after) (or, if the termination is pursuant to Section 7.1(g)(ii), five (5) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2,
Section 7.3 and Article VIII (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

      7.3 Fees and Expenses.

            (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Prospectus/ Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and any fees paid under the HSR Act.

            (b) Company Payments.

                  (i) Company shall pay to Parent in immediately available funds an amount equal to $16,200,000 (the "TERMINATION FEE"): (i) within one (1) business day after demand by Parent, if this Agreement is terminated by Parent pursuant to Section 7.1(i); and (ii) prior to and as a condition to any termination of this Agreement by Company pursuant to Section 7.1(j).

                  (ii) If: (A) this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 7.1(b) or (d); (B) prior to such termination, (x) there shall exist, or have been publicly proposed and not publicly definitively withdrawn at least five (5) business days prior to such termination, an Acquisition Proposal, or (y) one or more board members shall have changed their recommendation that Company's shareholders vote in favor of and approve this Agreement, the Merger or the other transactions contemplated by this Agreement and such change was publicly known; and (C) within twelve (12) months following the termination of this Agreement a Company Acquisition (as defined below) is consummated or Company enters into a definitive agreement providing for a Company Acquisition, then Company shall pay Parent in immediately available funds at or prior to consummating, or entering into a definitive agreement providing for, such Company Acquisition, respectively, an amount equal to the Termination Fee.

                  (iii) Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Bank of America N.T. & S.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement, "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company of assets representing in excess of 50% of the aggregate fair market value of Company's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company.

      7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

      7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

      8.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time. The covenants contained in this Agreement that by their terms survive the Effective Time shall survive the Effective Time.

      8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

            (a) if to Parent or Merger Sub, to:

                  VERITAS Software Corporation
                  350 Ellis Street
                  Mountain View, California 94043
                  Attention: Chief Executive Officer
                  Telecopy No.: (650) 527-4043

                  with a copy to:

                  VERITAS Software Corporation
                  350 Ellis Street
                  Mountain View, California 94043
                  Attention: Vice President, General Counsel
                  Telecopy No.: (650) 527-2581

                  and to:

                  Wilson Sonsini Goodrich & Rosati
                  Professional Corporation
                  One Market, Spear Tower
                  Suite 3300
                  San Francisco, California  94105
                  Attention:    Michael J. Kennedy, Esq.
                                Michael S. Dorf, Esq.
                                Michelle L. Whipkey, Esq.
                  Telecopy No.: (415) 947-2099
                  and to:

                  Yigal Arnon & Co.
                  22 Rivlin Street
                  Jerusalem 91000, Israel

                  Attention:    Barry P. Levenfeld, Esq.
                  Telecopy No.: (972-2) 623-9236

            (b) if to Company, to:

                  Precise Software Solutions Ltd.
                  690 Canton Street
                  Westwood, Massachusetts 02090
                  Attention: Shimon Alon, Chief Executive Officer Telecopy No.: (781) 461-0460

                  with a copy to:

                  Piper Rudnick LLP
                  1200 Nineteenth Street, NW
                  Washington, DC  20036-2430

                  Attention:    Anthony H. Rickert, Esq.
                  Telecopy No.: (202) 223-2085

                  and to:

                  Piper Rudnick LLP
                  1251 Avenue of the Americas
                  New York, New York  10020-1104
                  Attention: Marjorie Sybul Adams, Esq.
                  Telecopy No: (212) 835-6001

                  and to:

                  Volovelsky, Dinstein, Sneh & Co.
                  14 Shenkar Street
                  Herzliya Pituach 46733 Israel
                  Attention:  Dr. Eddo Dinstein, Adv.
                  Telecopy No.:  (972-9) 958-9695

                  and to:

                  Goldfarb, Levy, Eran & Co.
                  2 Ibn Gvirol Street
                  Tel-Aviv 64077 Israel

                  Attention:  Shirin H. Herzog, Esq.
                  Telecopy No.: (972-3) 608-9909

      8.3 Interpretation; Knowledge. (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

            (b) The word "AGREEMENT" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding.

            (c) For purposes of this Agreement, (i) the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity and (ii) the term "subsidiary" means, with respect to any person, any corporation or other legal entity of which such person owns, directly or indirectly, more than fifty percent (50%) of the outstanding stock or other equity interests.

            (d) When used in connection with Parent, or Company, as the case may be, the term "MATERIAL ADVERSE EFFECT" means any change, event, violation, inaccuracy, circumstance or effect that, individually or when taken together with all other such changes, events, violations, inaccuracies, circumstances or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity and its subsidiaries, taken as a whole, including any restatement or required restatement of any Company SEC Report, and taking into account both the short term and long term aspects of any such change, event, violation, inaccuracy, circumstance or effect; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (i) any change in such entity's stock price or trading volume in and of itself; (ii) any change, event, violation, inaccuracy, circumstance or effect that primarily and directly results from changes, events or circumstances affecting (A) any of the industries in which such entity operates generally, or
(B) the United States or global economy generally (which changes, events or circumstances in the case of (A) and (B) do not disproportionately affect such entity); (iii) any change, event, violation, inaccuracy, circumstance or effect resulting from the loss, diminution or disruption, whether actual or threatened, of existing or prospective customer, distributor or supplier relationships that primarily and directly results from the public announcement or pendency of the

Merger; (iv) any change, event, violation, inaccuracy, circumstance or effect in any way relating to the Company's contractual or other relationships with EMC Corporation, other than any such change, event, violation, inaccuracy, circumstance or effect resulting from or attributable to any breach of any such contractual relationship arising prior to the date hereof and not expressly disclosed in Section 2.18 of the Company Disclosure Schedule; (v) any failure of the Company to meet any internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement in and of itself; (vi) any change, event, violation, inaccuracy, circumstance or effect resulting from acts of war or terrorism in and of itself (but not excluding any change or effect on or with respect to Company resulting from any such act pursuant to this clause
(vi)); (vii) any change, event, violation, inaccuracy, circumstance or effect that primarily and directly results from any action taken by Parent (other than any exercise by Parent of any of its rights hereunder); or (viii) the institution of litigation against the Company or any of its officers or directors alleging breach of their fiduciary duties in connection with the entry into this Agreement.

            (e) The words "FOREIGN" and "DOMESTIC" when used herein shall be deemed a reference to a country outside the United States and the United States, respectively.

            (f) "KNOWLEDGE" of a party with respect to any fact or other matter in question means (i) the actual knowledge of any of the following persons:
Shimon Alon, Ben Nye, Aki Ratner, Rami Schwartz, Marc Venator, Naj Husain, Marianne Horan and Mo Garad and each of their successors or (ii) the knowledge that any of such persons would be reasonably expected to have after making due and diligent inquiry of those persons employed by such party who would be reasonably be expected to have actual knowledge of the fact or other matter in question.

      8.4 Counterparts. This Agreement may be executed in one or more counterparts (including counterparts executed and delivered by facsimile, which shall be as counterparts executed and delivered manually), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood and agreed that all parties need not sign the same counterpart.

      8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.14.

      8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies and rights herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy or right conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy or right will not preclude the exercise of any other remedy or right. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy or right to which they are entitled at law or in equity.

      8.8 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York; provided, however, that (a) any matter involving the internal corporate affairs of Company or any party hereto shall be governed by the provisions of the jurisdictions of its incorporation and (b) the form and content of the Merger and the consequences of the filing thereof shall be governed by the Israeli Companies Law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

      8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      8.11 Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                     VERITAS SOFTWARE CORPORATION

                                     By: /s/ Gary L. Bloom
                                         --------------------------------------
                                     Name: Gary L. Bloom
                                     Title: President & Chief Executive Officer


                                     ARGON MERGER SUB LTD.

                                     By: /s/ Jay A. Jones
                                         --------------------------------------
                                     Name: Jay A. Jones
                                     Title: Director


                                     PRECISE SOFTWARE SOLUTIONS LTD.

                                     By: /s/ Shimon Alon
                                         --------------------------------------
                                     Name: Shimon Alon
                                     Title: CEO



                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]